Exhibit 10.3

ASSET SALE AGREEMENT

Between

CONSOLIDATED WATER POWER CO.,

As Seller,

And

GREAT LAKES UTILITIES

As Buyer

Dated as of November 1, 2010

i

ii

iii

ASSET SALE AGREEMENT

THIS ASSET SALE AGREEMENT (the “Agreement”) is made and entered into as of the 1st day of November, 2010, by and between CONSOLIDATED WATER POWER COMPANY, a Wisconsin corporation (“Seller”), and GREAT LAKES UTILITIES, a Wisconsin municipal electric company (“Buyer”). In consideration of the representations, warranties and covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, and intending to be legally bound, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. For purposes of this Agreement, the terms set forth below are defined as follows:

“Affiliate” means (a) with respect to Buyer, each Member of Buyer, and (b) with respect to Seller, NewPage-WI and NewPage Corporation.

“Affiliated Interests” means any “affiliated interests” of Seller as that term is defined in Wis. Stat. § 196.52(1); provided, however, to the extent Seller is no longer a public utility, the definition of “affiliated interests” in Wis. Stat. § 196.52(1) shall be interpreted such that references to “public utility,” “a public utility” and “the public utility” are replaced with “Seller (and its successors and assigns).”

“Agreement” is defined in the preamble to this Agreement.

“All-in True Interest Cost” means the effective rate of interest on the Proposed Issuance which takes into consideration (a) the yields at which the bonds would be offered in a public offering; (b) Buyer’s expected costs of issuance including underwriters’ discount; (c) any tax subsidy from any Governmental Authority; and (d) any credit enhancement on the bonds. Such All-in True Interest Cost for the Proposed Issuance shall be determined by Buyer’s underwriter and delivered to Seller in writing within thirty (30) days after the date the final Required Regulatory Approval is granted.

“Ancillary Agreements” means each of the Assignment and Assumption Agreement, the Bill of Sale, the Quitclaim Deeds, the Services Agreement, the Joint Use Agreements and any other written contract, agreement or commitment entered into by and between the Parties simultaneous with the Closing and relating to this Agreement or the transactions contemplated by this Agreement.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement to be executed and delivered by Seller and Buyer at Closing, in the form of Exhibit 1.1(A).

“Assumed Agreements” is defined in Section 2.1(4).

“Assumed Obligations” is defined in Section 2.3.

“Bill of Sale” means the bill of sale to be executed and delivered by Seller at the Closing, in the form of Exhibit 1.1(B).

“Biron Project” means the Project located in Portage County and Wood County, with a total maximum nameplate capacity of approximately 8.18 megawatts, FERC Project No. 2192.

“Bonds” means any bonds, notes, interim certificates, or other evidences of indebtedness issued by Buyer to obtain Sufficient Financing.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Milwaukee, Wisconsin are authorized or required by Law to be closed.

“Buyer” is defined in the preamble to this Agreement.

“Buyer Group” is defined in Section 9.2.1

“Buyer’s Indemnity” is defined in Section 9.3.

“Buyer Required Regulatory Approvals” means the approvals set forth on Exhibit 1.1(C).

“Buyer’s Intended Use” means use of any or all of the Projects for generation of hydroelectric power in a manner consistent with Seller’s operation of the Projects pursuant to the applicable FERC Licenses.

“Buyer’s Knowledge” means, and is limited to, the actual knowledge of the following individuals: Nilaksh Kothari, Joseph Pacovsky, Jem Brown, Okho Bohm Hagedorn, Dennis Dedering (Hydro Project Committee representatives) and Richard A. Heinemann (special counsel).

“Cash Purchase Price” is defined in Section 2.6.1(b).

“Claims” means administrative, regulatory, or judicial actions or causes of action, suits, petitions, proceedings (including arbitration proceedings), investigations, hearings, demands, demand letters, claims, or notices of noncompliance or violation delivered by any Governmental Authority or other Person.

“Closing” is defined in Section 7.1.

“Closing Date” is defined in Section 7.1.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations adopted thereunder.

“Confidential Information” is defined in the Confidentiality Agreement.

“Confidentiality Agreement” means the Confidentiality Agreement between NewPage Corporation and Buyer dated May 22, 2009.

“Consultation Period” is defined in Section 5.12.2.3.

“CPA Firm” means a nationally recognized firm of independent certified public accountants that has not provided services to Seller, Buyer or any of their respective Affiliates during the two (2) years prior to the Execution Date, and that is mutually appointed by Seller and Buyer.

“Documents” means all existing and available files, documents, instruments, papers, books, reports, tapes, microfilms, photographs, maps, drawings, blue prints, designs and as-built plans, letters, ledgers, journals, title policies, soil and other Environmental Condition reports, engineering and building plans, regulatory filings, operating data and plans, technical and user documentation, and other similar materials primarily related to the Projects, the Purchased Assets, or the Assumed Obligations, in each case whether or not in electronic form. Documents do not include: (a) information which, if provided to Buyer, would violate any Law or Order or the Governing Documents of Seller or any of its Affiliates, (b) bids, letters of intent, expressions of interest, or other proposals received by Seller or its Affiliates from any Person in connection with the transactions contemplated by this Agreement or otherwise, and information and analyses relating to such communications and transactions, (c) any information, the disclosure of which would jeopardize any legal privilege available to Seller or any of its Affiliates relating to such information or would cause Seller or any of its Affiliates to breach a confidentiality obligation by which it is bound, except for such information that is material to Buyer’s Intended Use and the disclosure of which can be arranged subject to a mutually-agreeable written confidentially arrangement that becomes effective post-Closing, (d) any valuations of or related to the Projects, the Purchased Assets, or the Assumed Obligations, or (e) any information management systems of Seller.

“Draw Request” is defined in Section 5.14.4.3.

“DuBay Project” means the Project located in Portage County and Wood County, with a total maximum nameplate capacity of approximately 7.20 megawatts, FERC Project No. 1953.

“Effective Time” is defined in Section 7.2.

“Emergency Entry Right” is defined in Section 5.22.1.

“Emergency Situation” means any event or circumstance at, on or under the Purchased Assets or the Projects which poses or could reasonably be expected to pose an imminent threat (a) to public or personal health or safety, (b) of substantial damage to an Entrant’s real or personal property, (c) of the material inability to operate an Entrant’s property or conduct an Entrant’s regularly-conducted business activities, or (d) of substantial environmental or regulatory non-compliance that could reasonably be expected to lead to fines or penalties or result in the Entrant’s loss of a Permit or Environmental Permit.

“Encumbrance” means any lien, mortgage, pledge, security interest, license, easement, quasi-easement, covenant, condition, declaration, imperfection of title or other encumbrance or restriction.

“Entrant” is defined in Section 5.22.1.

“Environment” means all or any of the following media: real property, soil, land surface and subsurface strata, surface waters (including navigable waters, streams, ponds, drainage basins, and wetlands), groundwater, drinking water supply, stream sediments, ambient air (including the air within buildings and the air within other natural or man-made structures above or below ground), fish, plant and animal life, and any other natural resource.

“Environmental Claim” means a Claim relating to an Environmental Condition, including a related Claim by any Governmental Authority or other Person seeking Remedial Action or other relief pursuant to any Environmental Law.

“Environmental Condition” means any condition, known or unknown, foreseen or unforeseen, relating to or arising out of: (1) a Release, (2) violation of any Environmental Law or Environmental Permit, (3) the presence of any Hazardous Material, or (4) the handling of Hazardous Materials.

“Environmental Laws” means all Laws relating to pollution or the protection of human health, safety, the Environment, or damage to natural resources, including Laws relating to Releases and threatened Releases or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials. Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601, et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251, et seq.; the Oil Pollution Act, 33 U.S.C. § 2701, et seq.; the Endangered Species Act, 16 U.S.C. § 1531, et seq.; the National Environmental Policy Act, 42 U.S.C. § 4321, et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.; Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001, et seq.; Atomic Energy Act, 42 U.S.C. § 2014, et seq.; Nuclear Waste Policy Act, 42 U.S.C. § 10101, et seq.; and their state and local counterparts or equivalents, all as amended from time to time, and regulations issued pursuant to any of those statutes.

“Environmental Permits” means permits, certifications, licenses, franchises, approvals, consents, waivers or other authorizations of Governmental Authorities issued under or with respect to applicable Environmental Laws and used or held by Seller for the operation of the Projects or the Purchased Assets.

“Escrow Agreement” is defined in Section 2.9.1.

“Escrow Deposit” is defined in Section 2.9.1.

“Estimated Restoration Cost” is defined in Section 5.12.1.

“Excluded Assets” is defined in Section 2.2.

“Excluded Obligations” is defined in Section 2.4.

“Execution Date” means the day and year set forth in the preamble to this Agreement.

“Expiration Date” is defined in Section 8.1(2).

“Federal Power Act” means the Federal Power Act, as amended, codified at 16 U.S.C. §§ 791, et seq. and the regulations adopted thereunder as of the effective date of this Agreement.

“Fee Parcel” is defined in Section 2.7.2.2.

“FERC” means the Federal Energy Regulatory Commission.

“FERC License” means the hydropower license for a Project issued by the FERC pursuant to Part I of the Federal Power Act, together with all regulations, orders, issuances, filings and correspondence applicable to the Project and arising under the Federal Power Act, in all cases as in existence on the Execution Date.

“Final Order” means, with respect to any Required Regulatory Approval, an Order granting the Required Regulatory Approval that has not been revised, stayed, enjoined, set aside, annulled, or suspended, and with respect to which all conditions to effectiveness prescribed in the Required Regulatory Approval or the Order or otherwise by Law or Order have been satisfied.

“Flowage Rights” means certain non-fee real property interests held by Seller for limited and specific purposes in connection with operation of one or more of the Projects, as described with more particularity in Exhibit 2.1(1).

“General Market Shutdown” means a severe constriction of liquidity in the municipal bond market, as measured at any point in time by a reduction in the Visible Supply for the preceding calendar month to an amount that is less than 10% of the average Visible Supply over the preceding calendar year. As used in this definition, “Visible Supply” means the monthly average of the 30-day visible supply, expressed in dollars, of total competitive and negotiated issues in the municipal bond market, as published in the then-current edition of The Bond Buyer. If The Bond Buyer changes the method of computation of Visible Supply from that in use during June 2010, the parties will negotiate an appropriate adjustment to this definition.

“Governing Documents” of a Person means the articles or certificate of incorporation and bylaws, or comparable governing documents, of that Person; with respect to Buyer, Governing Documents also means, without limitation, (a) the contract by which Buyer was established pursuant to Wis. Stat. § 66.0825, and (b) Buyer’s certificate of incorporation.

“Governmental Authority” means any nation, state, city, locality, municipality, or other political subdivision and any body or authority exercising judicial, legislative, regulatory or administrative functions for any of the foregoing (including any agency, department, board or commission), or any court or arbitrator.

“Guaranty” is defined in Section 10.13.

“Hazardous Material” means (a) any chemical, material, substance, or waste which is now or hereafter defined as or included in the definition of a “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic substance,” “extremely hazardous substance,” “pollutant,” “contaminant,” or words of similar import under any applicable Environmental Laws; (b) any petroleum, petroleum products (including crude oil or any fraction thereof), natural gas, natural gas liquids, liquefied natural gas or synthetic gas useable for fuel (or mixtures of natural gas and such synthetic gas), or oil and gas exploration or production waste, polychlorinated biphenyls, asbestos-containing materials, mercury, and lead-based paints; and (c) any other chemical, material, substances, waste, or mixture thereof which is prohibited, limited, or regulated by Environmental Laws.

“Historical Environmental Liabilities” means Losses relating to Environmental Claims with regard to the Purchased Assets or Leased Office Facility and arising out of an Environmental Condition at, on or under or migrating to or from the Purchased Assets or Leased Office Facility and which Environmental Condition existed prior to the Effective Time, including (a) Losses arising out of the operations, practices or other activities (or omissions) of Seller (or Seller’s predecessors in interest) at or on the Purchased Assets, Leased Office Facility or Projects prior to the Effective Time, and (b) Losses arising out of the handling, transfer, release, presence or disposal by or on behalf of Seller (or Seller’s predecessors in interest), prior to the Effective Time, of Hazardous Materials that originated at or on the Purchased Assets, Leased Office Facility or the Projects.

“Indemnified Party” is defined in Section 9.4.1.

“Indemnifying Party” is defined in Section 9.4.1.

“Interconnection Agreement” is defined in Section 5.9.

“Interconnection Assignment Agreement” means the agreement allowing the transfer of the rights and obligations of the Interconnection Agreements from Seller to Buyer, in the form of Exhibit 5.9.6.

“Issuer” is defined in Section 5.14.4.1.

“Joint Use Agreements” means the Joint Use Agreements to be executed and delivered by Seller, Buyer and NewPage-WI, as applicable, at Closing, in substantially the form of Exhibit 1.1(D) for the benefit of Buyer for the operation of the Purchased Assets and for the benefit of Seller and/or NewPage-WI for the continued operation of its adjacent paper making facilities, including language protecting Buyer from Losses that may stem from NewPage-WI shutting down its paper operations.

“Larger Tax Parcel” is defined in Section 2.7.2.2.

“Leased Office Facility” is defined in Section 5.23.

“Letter of Credit” is defined in Section 5.14.4.1.

“Laws” means applicable laws, statutes, charters, ordinances, decisional law, common law, rules and regulations.

“Limited CERCLA Waiver” means the form of waiver attached as Exhibit 1.1(E).

“Losses” means losses, liabilities, damages, obligations, payments, costs, and expenses, including the costs and expenses of any and all related actions, suits, proceedings, assessments, judgments, settlements, and compromises and all related reasonable attorneys’ fees and reasonable disbursements.

“Major Casualty” is defined in Section 5.12.2.2.

“Major Casualty Option” is defined in Section 5.12.2.2.

“Major Casualty Option Notice” is defined in Section 5.12.2.3.

“Member” means each “contracting municipality,” as that term is defined in Wis. Stat. § 66.0825(3)(c), that is a party to the contract or contracts by which Buyer was established pursuant to Wis. Stat. § 66.0825.

“MISO” is defined in Section 5.26.

“Municipal Defenses” is defined in Section 9.7.5.1.

“NewPage-WI” means NewPage Wisconsin System Inc., the sole direct parent corporation of Seller.

“Office Lease” is defined in Section 5.23.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Authority or arbitrator.

“Party” means either Buyer or Seller, as indicated by the context, and “Parties” means Buyer and Seller.

“Permit” means any license, permit, approval or authorization of a Governmental Authority which relates to, or is necessary for, the ownership or the operation of the Projects, but excludes Environmental Permits.

“Permitted Encumbrances” means (a) those Encumbrances set forth in Exhibit 1.1(F); (b) Encumbrances securing or created by or in respect of any of the Assumed Obligations; (c) statutory liens for current Taxes or assessments not yet due or delinquent or the validity or amount of which is being contested in good faith by appropriate proceedings; (d) mechanics’, carriers’, workers’, repairers’, landlords’, and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of Seller or the validity or amount of which is being contested in good faith by appropriate proceedings, provided any such liens affecting Real Property are insured over by the Title Company at the Closing; (e) zoning, entitlement, restriction, and other land use and environmental regulations by FERC or other Governmental Authorities; (f) any

Encumbrances contemplated or created by this Agreement or the Ancillary Agreements; (g) any covenants, conditions, restrictions, or other Encumbrances, or survey matters set forth on the Title Commitments or Surveys and accepted or deemed accepted by Buyer pursuant to Section 5.11.2 or 5.11.3.; and (i) any other Encumbrances or matters that do not materially affect Buyer’s Intended Use.

“Permitted Restricted Activity” is defined in Section 5.13.2.

“Person” means an individual, partnership, corporation, limited liability company, association, municipality, municipal service corporation, joint stock company, joint venture, trust, estate, unincorporated organization, labor union, Governmental Authority or any other entity.

“Post-Closing Title Defect” is defined in Section 9.7.4.1(a).

“Project” means any one of the Biron Project, the DuBay Project, the Stevens Point Project, the Whiting Project or the Wisconsin Rapids Project.

“Proposed Issuance” means the Buyer’s issuance of Bonds in such amount necessary for Sufficient Financing.

“Prudent Utility Practice” means any of the practices, methods, and activities generally accepted in the hydro-electric industry in the United States as good practices applicable to hydro-electric generating facilities of similar design, size and capacity as the Projects, including any of the practices, methods or activities which, in the exercise of reasonable judgment by a prudent hydro-electric generating facility operator in light of the facts known at the time the decision was made, would have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety, expedition and Laws, including Laws relating to the protection of public health and safety. “Prudent Utility Practice” is not intended to be limited to the optimal practices, methods or acts to the exclusion of all others, but rather to the practices, methods and acts generally accepted in the hydro-electric utility industry in the United States.

“PSCW” means the Public Service Commission of Wisconsin.

“Purchase Price” is defined in Section 2.6.1.

“Purchased Assets” is defined in Section 2.1.

“Quitclaim Deed” means one of the quitclaim deeds to be executed and delivered by Seller at the Closing, substantially in the form set forth on Exhibit 1.1(G).

“Real Property” is defined in Section 2.1(1).

“Reciprocal Easement Agreement” is defined in Section 5.11.5.

“Reduction Request” is defined in Section 5.14.4.2.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, disposal, discharge, dispersal, leaching, or migration of any Hazardous Material at,

into or onto the Environment, including movement or migration through or in the air, soil, surface water or groundwater, whether sudden or non-sudden and whether accidental or non-accidental, or any release, emission or discharge as those terms are defined in any applicable Environmental Law.

“Remedial Action” means any response action, removal action, remedial action, corrective action, monitoring program, sampling program, investigation or other actions taken to (a) clean up, remove, remediate, treat, monitor, assess or evaluate Hazardous Materials in the Environment; (b) prevent or minimize a Release or threatened Release of Hazardous Materials so that they do not migrate or endanger or threaten to endanger, public health or welfare or the Environment; or (c) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities, or any other actions authorized by 42 U.S.C. § 9601, et seq.

“Remote Parcel” means a Fee Parcel that will be included on the Survey but will not comply with all ALTA/ASCM minimum standard detail requirements.

“Representatives” means, with respect to any Person, that Person’s accountants, employees, counsel, environmental consultants, financial advisors, and other agents or representatives.

“Required Regulatory Approval” means a Seller Required Regulatory Approval or a Buyer Required Regulatory Approval, as applicable.

“Restricted Activity” means any surface or subsurface testing, sampling or analysis of soil or water, or any other analysis or investigation on or about or with respect to the Real Property, the Leased Office Facility or any other Purchased Assets, or any communication with any Governmental Authority relating to Historical Environmental Liabilities or Environmental Conditions regarding the Real Property, the Leased Office Facility or any other Purchased Assets, unless it is a Permitted Restricted Activity.

“Sales Tax Dispute” is defined in Section 5.7.4.2.

“Schedule” means any of the disclosure schedules delivered by Seller to Buyer concurrently with the execution of this Agreement by the Parties, as subsequently supplemented or amended in accordance with Section 5.8.

“Seller” is defined in the preamble to this Agreement.

“Seller Group” is defined in Section 9.3.

“Seller Indemnity” is defined in Section 9.2.1.

“Seller Required Regulatory Approvals” means the approvals set forth on Exhibit 1.1(H).

“Seller Title Notice” is defined in Section 5.11.2.

“Seller’s Knowledge” except as provided in Section 3.6.1, means, and is limited to, the actual knowledge of the following individuals: Thomas Scharff, President of Seller, Mike Schreier, Controller of Seller, Tom Witt, Resources Manager of Seller, Gary Romanski, Operations Manager of Seller, and Ron Guay, Senior Counsel of NewPage Corporation.

“Separation” is defined in Section 5.14.1.

“Services Agreement” means the services agreement to be executed and delivered by Seller and Buyer at Closing, in substantially the form of Exhibit 1.1(I).

“Stevens Point Project” means the Project located in Portage County, with a total maximum nameplate capacity of approximately 4.80 megawatts, FERC Project No. 2110.

“Sufficient Financing” means funds sufficient to finance the Cash Purchase Price minus the Escrow Deposit on the Closing Date.

“Survey” is defined in Section 5.11.1.

“Tax” means any foreign, federal, state or local income, gross receipts, occupation, environmental (including taxes under Section 59A of the Code), customs, duties, registration, alternative or add-on minimum, estimated, withholding, payroll, employment, unemployment insurance, social security (or similar), excise, sales, use, value-added, franchise, real property, personal property, business and occupation, capital stock, stamp or documentary, transfer, workers’ compensation or other tax, governmental fee or imposition of any kind whatsoever, including any interest, penalties or additions.

“Tax Return” means any return, report, declaration, claim for refund or reimbursement, estimate, election, or information statement or bill relating to any Tax, including any related schedule or attachment and any related amendment or restatement.

“Temporary Facility License” is defined in Section 5.14.3.

“Temporary Facility License Agreement” is defined Section 5.14.3.

“Third Party Claim” is defined in Section 9.4.2.

“Title Commitment” is defined in Section 5.11.

“Title Company” means First American Title Insurance Company.

“Title Defect” is defined in Section 5.11.2.

“Title Notice” is defined in Section 5.11.2.

“Title Policies” is defined in Section 6.1(7).

“Transferable Environmental Permit” is defined in Section 2.1(6).

“Transferable Permits” is defined in Section 2.1(5).

“Transferable Warranties” is defined in Section 2.1(2).

“Utility ASA” means the Asset Sale Agreement dated February 17, 2010 by and between Seller and the City of Wisconsin Rapids, acting through WWLC.

“Whiting Project” means the Project located in Portage County, with a total maximum nameplate capacity of approximately 6.70 megawatts, FERC Project No. 2590.

“Wisconsin Rapids Project” means the Project located in Wood County, with a total maximum nameplate capacity of approximately 8.80 megawatts, FERC Project No. 2256.

“WVIC” means Wisconsin Valley Improvement Company.

“WVIC Shares” means the shares in WVIC, and all right, title and interest related to the shares in WVIC owned by Seller.

“WWLC” means Wisconsin Rapids Water Works & Lighting Commission.

1.2 Other Definitional and Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation apply:

1.2.1 Calculation of Time Period. When calculating any period of time pursuant to this Agreement, the reference date used in calculating that period will be excluded. If the last day of any time period is a non-Business Day, the time period will be extended to the next Business Day.

1.2.2 Dollars. Any reference in this Agreement to “dollars” or “$” means U.S. dollars.

1.2.3 Exhibits and Schedules. Unless otherwise expressly indicated, any reference in this Agreement to an “Exhibit” or a “Schedule” refers to an Exhibit or Schedule to this Agreement. The Exhibits and Schedules to this Agreement are incorporated and made a part of this Agreement as if set forth in full in this Agreement and are an integral part of this Agreement. Capitalized terms used but not otherwise defined in a Schedule or Exhibit have the meanings set forth in this Agreement.

1.2.4 Gender and Number. Any reference in this Agreement to gender includes all genders, and the meaning of defined terms applies to both the singular and the plural of those terms.

1.2.5 Headings. The division of this Agreement into Articles, Sections, and other subdivisions and the insertion of headings are for convenience of reference only and do not affect, and will not be utilized in construing or interpreting, this Agreement. All references in this Agreement to a “Section” are to the corresponding Section of this Agreement unless otherwise specified.

1.2.6 Including. The word “including” or any variation thereof means “including without limitation” and does not limit any general statement that it follows to the specific or similar items or matters immediately following it.

1.2.7 Interpretation. If any term or condition of this Agreement is found to be ambiguous, the ambiguity shall not be construed against any one particular Party and/or in favor of any one particular Party, and such ambiguous language shall be in all cases construed as a whole according to its fair and reasonable meaning.

ARTICLE 2

PURCHASE AND SALE OF ASSETS

2.1 Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, assign, convey, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of all Encumbrances except Permitted Encumbrances, all of Seller’s right, title and interest in, to and under the real and personal property, tangible or intangible, described below, as they exist at the Effective Time, except to the extent that such assets are Excluded Assets (collectively, the “Purchased Assets”):

(1)	the Fee Parcels and the Flowage Rights, and other real property and real property interests related to the Projects, described on Exhibit 2.1(1) (collectively, the “Real Property”);

(2)	the machinery, equipment, tools, furniture, furnishings and other fixed assets listed on Exhibit 2.1(2), and all related warranties by manufacturers or vendors to the extent that those warranties are freely transferable (such warranties are referred to in this Agreement as the “Transferable Warranties”);

(3)	the inventory of supplies, stores, tools, parts and materials used in connection with the Projects, as identified on Exhibit 2.1(3);

(4)	all licenses (other than Permits), contracts, agreements, purchase orders, commitments, understandings or arrangements (other than those with Affiliates, unless listed on Exhibit 2.1(4)) to which Seller is a party or by which it is bound and that primarily relate to the Projects or the Purchased Assets (as described elsewhere in this Section 2.1), all as set forth on Exhibit 2.1(4) (collectively, the “Assumed Agreements”);

(5)	the Permits that are listed on Exhibit 2.1(5), in each case to the extent they are freely assignable (the “Transferable Permits”);

(6)	the Environmental Permits that are listed on Exhibit 2.1(6), in each case to the extent the same are freely assignable (the “Transferable Environmental Permits”);

(7)	the Documents;

(8)	the facilities and equipment required to interconnect the Projects to the distribution grid as described on Exhibit 2.1(8), that on the Closing Date will be owned and operated by WWLC;

(9)	the WVIC Shares; and

(10)	the additional assets set forth on Exhibit 2.1(10).

2.2 Excluded Assets. The Purchased Assets do not include any property or assets of Seller not described in Section 2.1 and, notwithstanding any provision to the contrary contained in Section 2.1 or elsewhere in this Agreement, the Purchased Assets do not include any of the following property or assets of Seller (all assets excluded pursuant to this Section 2.2 are referred to in this Agreement as the “Excluded Assets”):

(1)	cash, cash equivalents and bank deposits;

(2)	real property or real property interests of Seller not described on Exhibit 2.1(1);

(3)	machinery, equipment, tools, furniture, furnishings or other fixed assets of Seller not described on Exhibit 2.1(2);

(4)	inventory of supplies, stores, tools, parts or materials of Seller not used in the operation of the Projects;

(5)	receivables or other rights to receive payments to the extent attributable to any period prior to the Effective Time;

(6)	books, records, or the like other than the Documents;

(7)	assets that have been disposed of prior to the Closing Date without violation of this Agreement;

(8)	the rights of Seller arising under or in connection with this Agreement, any Ancillary Agreement, or any certificate or other document delivered in connection with this Agreement or any Ancillary Agreement, or any of the transactions contemplated by this Agreement or by any Ancillary Agreement;

(9)	certificates of deposit, shares of stock (other than the WVIC Shares), securities, bonds, debentures, evidences of indebtedness, and any other debt or equity interest in any Person;

(10)	the names “NewPage,” “NewPage Wisconsin System,” “NewPage Wisconsin System Inc.,” “SENA,” “Stora Enso North America,” “Consolidated Water Power,” “Consolidated Water Power Company” and any derivative of any of the foregoing, and any related, similar, and other trade names, trademarks, service marks, and logos of Seller and its Affiliates;

(11)	subject to the prorations provided for in Section 2.7 and Seller’s obligations both to pay and to indemnify and hold Buyer harmless with respect to certain Taxes pursuant to this Agreement, any refund or credit (a) related to Taxes paid by or on behalf of Seller, whether such refund is received as a payment or as a credit against future Taxes payable, or (b) relating to a period before the Effective Time;

(12)	except as expressly provided in Section 2.1(2), the Claims of Seller against any Person;

(13)	insurance policies and rights under insurance policies, including any insurance policies and rights in respect of the Purchased Assets or the Projects (including any right to receive proceeds for Losses associated with the Projects or the Purchased Assets, or otherwise);

(14)	software, software licenses, information systems, management systems, and any items set forth in or generally described in the second sentence of the definition of “Documents” in Section 1.1, except as specifically identified in Exhibit 2.1(2); and

(15)	the other assets and rights set forth on Exhibit 2.2.

2.3 Assumed Obligations. At the Closing, Buyer shall assume and agree to perform and discharge all of the debts, liabilities, obligations, duties, responsibilities and all other forms of Losses (whether absolute or contingent, monetary or non-monetary, direct or indirect, known or unknown, or matured or unmatured, or of any other nature), to the extent relating to or arising out of the Purchased Assets or the Projects and first becoming due and owing after the Effective Time, other than the Excluded Obligations and except to the extent specifically referenced below (collectively, the “Assumed Obligations”), in each case in accordance with their respective terms and subject to their respective conditions, including the following liabilities and obligations:

(1)	liabilities and obligations under the Assumed Agreements, the Transferable Permits, and the Transferable Environmental Permits which become due and owing at or after the Effective Time, except as expressly provided in Section 2.4(2);

(2)	liabilities, obligations, Environmental Claims, and demands arising under, in respect of, or relating to compliance or non-compliance by any Person with past, present, and future Environmental Laws and Environmental Permits, to the extent existing, arising, or asserted with respect to the Projects or the Purchased Assets at or after the Effective Time, except for Historical Environmental Liabilities;

(3)	Historical Environmental Liabilities that result from or arise in connection with a breach of the covenants in Section 5.13;

(4)

except as set forth in Exhibit 2.3(4), liabilities and obligations accruing or arising at or after the Effective Time (a) under any FERC Orders applicable to the Projects or the Purchased Assets or that otherwise affect or govern the rates, services or operations of the Projects or their saleable output, (b) the FERC Licenses, and (c) imposed on Buyer, or on the Purchased Assets or Projects, in connection with any Required Regulatory Approval, unless such liabilities and obligations were originally imposed on Seller prior to Effective Time and were necessary to bring the project or Projects into compliance with FERC Licenses;

(5)	liabilities and obligations associated with the Purchased Assets or the Projects in respect of Taxes for which Buyer is liable pursuant to Section 2.7 or 5.7;

(6)	liabilities to third parties for personal injury, property damage, tort or other Losses arising out of the ownership or operation of the Projects or Purchased Assets under any Law, including liabilities for such Losses associated with the employment or termination of employment of any employees of NewPage–WI transferred to Buyer, as well as Losses for workers’ compensation, arising on or after the Effective Date, or with respect to Losses for workers’ compensation, arising or accruing prior to the Effective Date but filed more than twenty four (24) months after the Effective Date, except to the extent that such Losses arise out of any act or omission by Seller occurring prior to the Effective Date;

(7)	liabilities, duties and obligations related to the WVIC Shares which first become due and owing at or after the Effective Time;

(8)	liabilities and obligations expressly allocated to the Buyer in any of the Ancillary Agreements; and

(9)	liabilities and obligations not otherwise expressly listed or described in this Section 2.3 that are associated with the ownership, possession, use or operation of the Projects or the Purchased Assets and arising during or related to the period from and after the Effective Time, including those liabilities and obligations set forth on Exhibit 2.3(9).

2.4 Excluded Obligations. Except as specifically provided in this Section 2.4, Buyer does not assume and will not be obligated to pay, perform or other otherwise discharge any of the following liabilities or obligations (collectively, the “Excluded Obligations”):

(1)	(a) liabilities or obligations of Seller related to the Projects and Purchased Assets, in each case arising during or related to the period prior to the Effective Time; provided, however, that to the extent that the events or circumstances giving rise to those liabilities or obligations are continued or repeated by Buyer, its Affiliates, Representatives, invitees and/or their respective successors and assigns after the Effective Time any Losses that relate to both pre-Effective Time events or circumstances and continued or repeated events or circumstances will be equitably allocated between and retained or assumed, as applicable, by the Parties, (b) liabilities or obligations of Seller to the extent related to any Excluded Assets, and (c) Historical Environmental Liabilities, except Historical Environmental Liabilities that become Assumed Obligations pursuant to Section 2.3(3);

(2)	liabilities or obligations of Seller for any breach or default by Seller of or under the Assumed Agreements or the Transferable Permits prior to the Effective Time;

(3)	liabilities or obligations in respect of Taxes of Seller resulting from the transactions contemplated by this Agreement, except for Taxes for which Buyer is liable pursuant to Section 2.7 or 5.7;

(4)	liabilities or obligations arising from any Claim that is not based on an Assumed Obligation and that arises from an incident or occurrence that (a) resulted in bodily injury or property damage to a Person other than Buyer or Seller or any of their respective Affiliates, (b) relates to the Purchased Assets or the Projects, and (c) occurred prior to the Effective Time;

(5)	Any annual or headwater benefit charges due under the FERC Licenses for periods prior to the Effective Time; and

(6)	all other liabilities of Seller except to the extent such liabilities constitute an Assumed Obligation.

2.5 Conditional Assignment. To the extent that the assignment of any Assumed Agreement, Transferable Warranty, Transferable Permit, or Transferable Environmental Permit by Seller to Buyer is not permitted without the consent or approval of one or more other parties, this Agreement shall not be deemed to constitute an undertaking to assign the same if that consent or approval is not given. The Parties shall use commercially reasonable efforts (without the obligation on the part of either Party to pay any money, assume or incur any liability or agree to any change in the terms of any Assumed Agreement, Transferable Warranty, Transferable Permit or Transferable Environmental Permit) to secure any required consent or approval. If a required consent or approval to the assignment of an Assumed Agreement or Transferable Warranty is not obtained prior to Closing, Seller shall cooperate with Buyer following the Closing in any commercially reasonable arrangement designed to provide Buyer with the benefits under the Assumed Agreement or Transferable Warranty to the extent not assigned.

2.6 Purchase Price and Payment.

2.6.1 Purchase Price. The purchase price (the “Purchase Price”) for the purchase of the Purchased Assets shall be (a) the assumption of the Assumed Obligations, and (b) Seventy Million Dollars ($70,000,000) (the “Cash Purchase Price”).

2.6.2 Payment. The Purchase Price shall be paid at the Closing as follows: (a) Buyer shall execute and deliver to Seller the Assignment and Assumption Agreement, and (b) Buyer shall deliver to Seller an amount equal to the Cash Purchase Price by wire transfer of immediately available funds to an account that Seller designates at least two (2) Business Days prior to the time for payment specified in this Agreement.

2.7 Prorations and Expenses; Certain Tax Matters.

2.7.1 Generally. All Taxes, utility charges or assessments, and similar items customarily prorated, including those listed below, to the extent relating to the Projects or the Purchased Assets, will be prorated as of the Effective Time, with Seller liable to the extent those items relate to any period prior to the Effective Time, and Buyer liable to the extent such items relate to any period from and after the Effective Time. To the extent that Seller determines in good faith that amounts to be prorated under this Section 2.7 can be reasonably estimated at Closing, Seller will provide Buyer with such estimate at least ten (10) Business Days prior to Closing and the Parties will adjust the amounts paid at Closing to reflect such prorations. Such items to be prorated will include:

(1)	personal property and real property Taxes, assessments and other similar charges, including charges for water, telephone, electricity, and other utilities;

(2)	any permit, license, registration, compliance assurance fees or other fees with respect to any Transferable Permits and Transferable Environmental Permits;

(3)	rents under any leases of personal property identified on Schedule 2.1(4); and

(4)	Taxes, fees and other amounts under Chapter 76 of the Wisconsin Statutes.

2.7.2 Real Property Taxes.

2.7.2.1 Generally. Taxes on Real Property, if any, shall be deemed to be paid on a calendar year basis in which the Taxes are first billed. Taxes on Real Property which are first billed in years prior to the year of Closing shall be paid by Seller in full prior to Closing, without any proration. Taxes on Real Property which are first billed in the year of Closing shall be prorated so that Seller shall be charged with such Real Property Taxes from the first day of such year up to the Effective Time, and Buyer shall be charged with such Real Property Taxes for the balance of the year. Installments of special assessments due and payable in years prior to Closing shall be paid by Seller; installments due and payable for the year of Closing shall be prorated between Buyer and Seller up to the Effective Time; and installments due and payable after the Effective Time shall be Buyer’s responsibility. All prorations will be based upon the most recent available Tax rates, assessments, valuations and/or other available and applicable information. Any prorations will be made so as to avoid duplication of any items.

2.7.2.2 Split Tax Bills. If real property Taxes for any fee parcel included in the Real Property (each a “Fee Parcel”) are assessed on a larger parcel of which each such Fee Parcel is a part (each a “Larger Tax Parcel”), then real property Taxes allocated to the Fee Parcel for purposes of making the foregoing prorations and any post-Closing payments (until the taxing authority issues a separate Tax bill for the Fee Parcel) shall be determined by separately calculating a prorated Tax amount for the land and for any improvements in the Fee Parcel and combining those two amounts as follows:

(1)	the prorated Tax amount for land in the Fee Parcel is the real property Taxes for the Larger Tax Parcel multiplied by (i) the fraction obtained by dividing the number of square feet of land in the Fee Parcel by the number of square feet of land in the Larger Tax Parcel, and further multiplied by (ii) the fraction obtained by dividing the assessed value of the land for the Larger Tax Parcel by the total assessed value (land and improvements) for the Larger Tax Parcel, and

(2)	the prorated Tax amount for improvements in the Fee Parcel is the real property Taxes for the Larger Tax Parcel multiplied by (i) the fraction obtained by dividing the number of square feet in the buildings located on the Fee Parcel by the number of square feet in the buildings located on the Larger Tax Parcel, and further multiplied by (ii) the fraction obtained by dividing the assessed value of the improvements for the Larger Tax Parcel by the total assessed value (land and improvements) for the Larger Tax Parcel.

Until the taxing authority divides the bill for real property Taxes between the Fee Parcel and the remainder of the Larger Tax Parcel, Seller will be responsible for and pay directly to the taxing authority, prior to delinquency, the entire tax bill for the amount of unsplit tax parcels and promptly send evidence of such payment to the Buyer, along with Seller’s calculation of Buyer’s share of such tax bill(s) calculated pursuant to this Section 2.7.2.2. Buyer shall then remit to Seller, within thirty (30) days of Buyer’s receipt of Seller’s reimbursement calculation, Buyer’s required contribution applicable to such tax bills.

2.7.3 Post-Closing Adjustments. The proration of all items under this Section 2.7 will be recalculated by Buyer within thirty (30) days following the date upon which the actual amounts become available to Buyer. Buyer will notify Seller promptly of the recalculated amounts, and will provide Seller with all documentation relating to the recalculations, including tax statements and other notices from third parties. The Parties will make such payments to each other as are necessary to reconcile any estimated amounts prorated as of the Effective Time with the final amounts to be prorated. Seller and Buyer agree to furnish each other with such documents and other records as may be reasonably requested in order to confirm all proration calculations made pursuant to this Section 2.7.

2.7.4 Disagreements. If Seller and Buyer disagree about any calculation pursuant to this Section 2.7, the Parties shall first attempt to resolve the disagreement amicably. If Seller and Buyer cannot agree on a resolution within thirty (30) days after the disagreement arises, either Party may submit the remaining differences to the CPA Firm, acting as an expert and not as an arbitrator, for resolution. The decision of the CPA Firm shall be final and binding and its expenses shall be shared equally by Seller and Buyer.

2.8 Purchase Price Allocation. For purposes of Section 1060 of the Code, the Purchase Price, liabilities assumed and other relevant items shall be allocated among the Purchased Assets as set forth on Exhibit 2.8. Buyer and Seller shall: (a) be bound by such allocation for purposes of determining any federal, state or local income Taxes, (b) prepare and file their federal, state or local income and franchise Tax Returns on a basis consistent with such allocation, and (c) take no position inconsistent with such allocation on any federal, state or local income and franchise Tax Return or in any proceeding before any taxing authority. The obligations of Buyer and Seller under this Section 2.8 shall survive the Closing. In the event of a dispute over the application of Exhibit 2.8, the Parties shall attempt to resolve the disagreement amicably. If Seller and Buyer cannot agree on a resolution within thirty (30) days after the disagreement arises, either Party may submit the remaining differences to the CPA Firm, acting as an expert and not as an arbitrator, for resolution. The decision of the CPA Firm shall be final and binding and its expenses shall be shared equally by Seller and Buyer.

2.9 Escrow.

2.9.1 Escrow Deposit. Immediately upon execution of this Agreement, Buyer shall deposit one million dollars ($1,000,000) into an escrow account (“Escrow Deposit”), with an escrow agent selected by Seller and reasonably acceptable to Buyer, and subject to an escrow agreement (“Escrow Agreement”) in a form mutually agreeable to the Parties. At the Closing the Escrow Deposit shall be credited to the Cash Purchase Price and paid to Seller by wire transfer in accordance with Section 2.6.2.

2.9.2 Escrow Deposit Released to Seller. The Escrow Deposit shall be released to Seller if this Agreement is terminated:

2.9.2.1 By either Party because Buyer fails to obtain approvals from its Members or Board of Directors necessary for Closing pursuant to Section 4.4 or fails to deliver a certified copy of such approvals to Seller pursuant to Section 7.4(10);

2.9.2.2 By Buyer pursuant to Section 8.1(3)(a) as a result of Buyer’s failure to obtain Sufficient Financing, unless the conditions stated in either Section 6.1(8) or 6.1(9) are not met, or unless such failure is solely due to a General Market Shutdown prevailing during the thirty (30) days after Buyer’s receipt of the last Buyer Required Regulatory Approval;

2.9.2.3 By Seller or Buyer pursuant to Section 8.1(2), 8.1(3)(a) and/or 8.1(4)(a), if terminated as a result of Buyer’s failure to exercise good faith in its performance of any material obligation of Buyer under this Agreement and/or in fulfilling any material condition under this Agreement within Buyer’s control, and which failure proximately caused or resulted in the failure of the transactions contemplated by this Agreement to be consummated on or before the Expiration Date.

2.9.2.4 By Seller pursuant to Section 8.1(4)(b).

2.9.3 Escrow Deposit Returned to Buyer. If this Agreement is terminated for any reason other than those expressly set forth in Section 2.9.2, the Escrow Deposit shall be released and returned to Buyer.

2.9.4 Remedy Not Exclusive. In furtherance of Section 8.2, nothing in this Section 2.9 shall prevent either Party from pursuing any other remedies that may be available at law or equity in the event this Agreement is terminated; provided, however, that release of the Escrow Deposit to Seller pursuant to Section 2.9.2.2 shall be Seller’s sole and exclusive remedy for termination of this Agreement due to the circumstances described in such Section 2.9.2.2, but provided further, however, that such remedy shall be in addition to and not in lieu of any other remedies available to Seller at law or in equity in respect of any breach by Buyer of any covenant or agreement in this Agreement occurring prior to the date of termination of this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

3.1 Scope. As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated by this Agreement, Seller makes the representations and warranties to Buyer set forth in this Article 3 except as set forth in, or qualified by any matter set forth in, the Schedules. Unless otherwise expressly stated, references to specific, numbered Schedules in this Article 3 do not limit the general applicability of the exceptions, qualifications, and other matters set forth in all other Schedules to each and every representation and warranty of Seller set forth in this Article 3.

3.2 Power and Authority. Seller is a corporation duly incorporated, validly existing and in active status under the Laws of the State of Wisconsin and has full power, legal right and authority to enter into, execute and deliver this Agreement, the Ancillary Agreements and the other agreements, instruments and documents contemplated by this Agreement or the Ancillary Agreements. The execution and delivery of this Agreement, the Ancillary Agreements, and Seller’s full performance thereunder, has been duly authorized by Seller.

3.3 Enforceability; Validity. This Agreement is, and each Ancillary Agreement to be executed and delivered by Seller at the Closing will be, duly and validly executed and delivered by Seller, and this Agreement is, and each Ancillary Agreement to be executed and delivered by Seller at the Closing will be, a validly and legally binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity. Neither the execution and delivery of this Agreement or any Ancillary Agreement nor the performance by Seller of the provisions of this Agreement or Ancillary Agreement will (a) violate the Governing Documents of Seller, (b) result in a default (or give rise to any right of termination, cancellation or acceleration) under any note, bond, mortgage, indenture, license, agreement or other instrument or license to which Seller is a party or by which Seller, the Projects or any of the Purchased Assets are bound, or (c) violate any Law or Order by which Seller, the Projects or the Purchased Assets are bound, except, in the case of the foregoing clauses (b) and (c), as would not prevent the Closing or Seller’s performance of this Agreement.

3.4 Third Party Consents. Except as otherwise set forth on Schedule 3.4, no material authorization, consent, waiver or approval of or filing with or notification to any third party (including a Governmental Authority) is required to be obtained by Seller in connection with its sale and transfer of the Purchased Assets to Buyer on the terms and conditions set forth in this Agreement and to permit Seller to perform its other obligations under this Agreement and any Ancillary Agreement to which it is a party other than the Seller Required Regulatory Approvals.

3.5 Title to Purchased Assets. Except as otherwise set forth on Schedule 3.5, Seller has (a) good and defensible title to all of the tangible and intangible personal property constituting part of the Purchased Assets, free and clear of all Encumbrances other than the Permitted Encumbrances, (b) good and marketable fee simple title to the Fee Parcels to be conveyed free and clear of all Encumbrances other than Permitted Encumbrances, and (c) good and defensible title to the Flowage Rights to be conveyed to the full extent of Seller’s interests in such Flowage Rights.

3.6 Environmental.

3.6.1 Scope. The only representations and warranties given in respect to Environmental Laws, Environmental Permits, Environmental Claims, or other environmental matters are those contained in this Section 3.6, and no other representations or warranties contained in this Agreement will be deemed to constitute, directly or indirectly, a representation and warranty with respect to Environmental Laws, Environmental Permits, Environmental Claims, other environmental matters, or matters incident to or arising out of or in connection with any of the foregoing. For purposes of this Section 3.6, “Seller’s Knowledge” means, and is limited to, the actual knowledge of Thomas Scharff, President of Seller, Mike Schreier, Controller of Seller, Tom Witt, Resources Manager of Seller, and Steve List, Manager, Water Quality and Solid Waste Programs of NewPage.

3.6.2 Environmental Permits. Except as set forth on Schedule 3.6.2(A), (a) Seller presently possesses all Environmental Permits necessary to operate the Projects as they are currently being operated, and (b) to Seller’s Knowledge, Seller is in compliance with the requirements of Environmental Permits and Environmental Laws applicable to its ownership and operation of the Projects and the Purchased Assets. Schedule 3.6.2(B) lists all material Environmental Permits held by Seller related to the operation of the Projects.

3.6.3 Environmental Claims. Except as set forth on Schedule 3.6.3 and for matters that have been resolved prior to the Execution Date or that will be resolved prior to the Closing, Seller has not received since December 21, 2007, from any Governmental Authority or third party, any notice of any pending or threatened Environmental Claim relating to the Seller’s ownership and operation of the Projects or the Purchased Assets, and to Seller’s Knowledge, the Projects are being operated in all material respects in compliance with applicable Environmental Laws.

3.6.4 Hazardous Materials. Except as set forth on Schedule 3.6.4 and for matters that have been resolved prior to the Execution Date or that will be resolved prior to the Closing, Seller has not been identified as a potentially responsible party under any Environmental Law with respect to Releases of Hazardous Materials at the Real Property and no such notification of the identification of Seller as a potentially responsible party is pending or, to Seller’s Knowledge, threatened.

3.6.5 Releases. Except as set forth on Schedule 3.6.5, to Seller’s Knowledge, no Release has occurred at the Fee Parcels which is reasonably likely to give rise to an Environmental Claim against Seller.

3.6.6 Certain Environmental Documents. Seller has delivered to Buyer true and complete copies of any and all Documents that pertain to Environmental Conditions related to the Fee Parcels.

3.7 Permits. Schedule 3.7 is a list of all Permits pertaining to the Projects. Except as set forth on Schedule 3.7, Seller currently has all Permits that are required by Law for the ownership and operation of the Projects as presently operated, all of which are in full force and effect. Except as set forth on Schedule 3.7, is not in material violation of any terms or conditions of any such Permit.

3.8 Compliance with Law. Except as otherwise set forth on Schedule 3.8, and excluding any representation or warranty regarding Environmental Laws, which is governed exclusively by Section 3.6, the Projects are being operated in material compliance with all Laws.

3.9 Litigation. Except as described on Schedule 3.9, there are no material Claims pending or, to Seller’s Knowledge, threatened against or otherwise related to Seller or the Purchased Assets, at law or in equity, nor is Seller subject to any Order relating to the ownership or operation of the Projects or the Purchased Assets which could impair the ability of Seller to perform its obligations under this Agreement or any Ancillary Agreement.

3.10 Taxes. All Tax Returns relating to the Projects or the Purchased Assets required to have been filed by Seller as of the Execution Date have, to Seller’s Knowledge, been timely filed and properly prepared, and all Taxes shown on those Tax Returns have been paid in full. Other than Permitted Encumbrances, there are no liens for Taxes upon any of the Purchased Assets.

3.11 No Commissions. Except for a fee payable by Seller to Sanabe & Associates, LLC, no commissions or brokers’ or finders’ fees are payable by, through or on account of any acts of Seller in connection with this Agreement or the transactions contemplated by this Agreement.

3.12 Insurance. Seller or one or more of its Affiliates maintain the insurance policies listed at Schedule 3.12, all of which are in full force and effect.

3.13 Sufficiency of Purchased Assets. Taken together, (i) the Purchased Assets constitute substantially all of the material tangible and intangible assets sufficient for Buyer’s Intended Use, (ii) to Seller’s Knowledge, to the extent applicable, the Purchased Assets have been maintained and operated in accordance with Prudent Utility Practice since December 21, 2007, and (iii) the Excluded Assets are not materially required for Buyer’s Intended Use.

3.14 No Breach Under Assumed Agreements. To Seller’s Knowledge, (a) there is not, under any of the Assumed Agreements, any material breach, violation or default on the part of Seller or on the part of any of the other parties to the Assumed Agreements, and (b) the Assumed Agreements are legal, valid, binding, enforceable and in full force and effect and, except as contemplated by this Agreement or the Ancillary Agreements, will continue to be so on identical terms following the consummation of the transactions contemplated by this Agreement.

3.15 Employment Claims. Except as described in Schedule 3.15, to Seller’s Knowledge there are no workers’ compensation claims pending or threatened related to employees of NewPage-WI that may or are reasonably likely to become an Assumed Obligation.

3.16 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 3, SECTION 5.24 OR IN ANY ANCILLARY AGREEMENT, BUYER IS ACQUIRING THE PROJECTS AND THE PURCHASED ASSETS “AS IS, WHERE IS” AND “WITH ALL FAULTS” AND SELLER HAS NOT MADE AND DOES NOT MAKE ANY REPRESENTATION OR WARRANTY OF ANY NATURE AS TO THE PROJECTS OR THE PURCHASED ASSETS (INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE) OR ANY REPRESENTATION OR WARRANTY AS TO THE VALUE, CONDITION, NATURE, CAPABILITY, INCLUDING ELECTRICAL OUTPUT CAPABILITY, OF THE PROJECTS OR ANY PURCHASED ASSET), AND BUYER BY THIS AGREEMENT EXPRESSLY ACKNOWLEDGES THAT NO SUCH OTHER REPRESENTATIONS OR WARRANTIES HAVE BEEN MADE BY SELLER OR RELIED UPON BY BUYER. SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY EXPRESSED OR IMPLIED WARRANTIES, GUARANTIES, PROMISES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROJECTS OR THE PURCHASED ASSETS MADE OR FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR OTHER PERSON REPRESENTING OR PURPORTING TO REPRESENT SELLER, UNLESS THE WARRANTIES, GUARANTIES, PROMISES, STATEMENTS, REPRESENTATIONS OR INFORMATION ARE EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS ARTICLE 3, SECTION 5.24 OR IN ANY ANCILLARY AGREEMENT.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

4.1 Scope. As an inducement to Seller to enter this Agreement and to consummate the transactions contemplated by this Agreement, Buyer makes the representations and warranties to Seller set forth in this Article 4.

4.2 Power and Authority. Buyer is a municipal electric company duly established under Wis. Stat. § 66.0825, validly existing and in active status under the Laws of the State of Wisconsin, with full power, legal right, and authority to enter into, execute and deliver this Agreement and the other agreements, instruments and documents contemplated by this Agreement or the Ancillary Agreements. The execution and delivery of this Agreement and the Ancillary Agreements, and Buyer’s full performance thereunder, has been duly authorized by Buyer.

4.3 Enforceability; Validity. This Agreement is, and each Ancillary Agreement to be executed and delivered by Buyer at the Closing will be, duly and validly executed and delivered by Buyer, and this Agreement is, and each Ancillary Agreement to be executed and delivered by Buyer at the Closing will be, a validly and legally binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity. Neither the execution and delivery of this Agreement or any such other agreement nor the performance by Buyer of the provisions of this Agreement or any such other agreement will (a) violate the Buyer’s Governing Documents, (b) violate any Law or Order by which Buyer is bound, or (c) result in a default (or give rise to any right of termination, cancellation or acceleration) under any note, bond, mortgage, indenture, license, agreement or other instrument or license to which Buyer is a party or by which Buyer or its property is bound, except, in the case of the foregoing clauses (b) and (c), as would not prevent the Closing or Buyer’s performance of this Agreement.

4.4 Third Party Consents. Except as otherwise set forth on Schedule 4.4, no material authorization, consent, waiver or approval of or filing with or notification to any third party (including a Governmental Authority) is required to be obtained by Buyer in connection with its purchase of the Purchased Assets from Seller on the terms and conditions set forth in this Agreement and to permit Buyer to perform its other obligations under this Agreement and any Ancillary Agreements to which it is a party other than the Buyer Required Regulatory Approvals.

4.5 Litigation. There are no claims, actions, suits or proceedings now pending or, to Buyer’s Knowledge, threatened against or affecting Buyer, at law or in equity, or before or by any Governmental Authority which may impair the ability of Buyer to perform this Agreement or any other agreement to be entered into at the Closing or which questions the validity or propriety of this Agreement or any such other agreement or of any action taken under this Agreement or any such other agreement in connection with this Agreement.

4.6 Due Diligence. Buyer has conducted sufficient due diligence with respect to the transactions contemplated by this Agreement and the Ancillary Agreements, with its own staff as well as with the use of sophisticated outside counsel and experts, in order to evaluate the associated benefits and inherent risks, and enters into this Agreement and the Ancillary Agreements on an arm’s length basis. Buyer believes in good faith that it is capable of satisfying its obligations under this Agreement and the other agreements, instruments and documents contemplated by this Agreement or the Ancillary Agreements, and is capable of consummating these transactions. Seller has provided Buyer with such access to the personnel, properties, premises and, to Buyer’s Knowledge, the records of Seller as Buyer has requested, subject only to the express limitations set forth in Section 5.3, and in conducting its due diligence with such assistance and cooperation of Seller, Buyer has made its best efforts in making all appropriate, prudent and commercially reasonable inquiries (and follow-up inquiries) of Seller’s personnel, properties, premises and records, again subject only to the express limitations set forth in Section 5.3. In negotiating and entering into this Agreement and agreeing to consummate the transactions contemplated by this Agreement, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article 3 or in any Ancillary Agreement, and neither Seller nor any of its officers, directors, shareholders, employees, Affiliates, agents or other Representatives has made any representation or warranty as to Seller, the Purchased Assets, this Agreement, the Ancillary Agreements or the Projects, except as expressly set forth in this Agreement or in any Ancillary Agreement. To the fullest extent permitted by Law, neither Seller nor any of Seller’s officers, directors, shareholders, employees, Affiliates, Affiliated Interests, agents or other Representatives shall have any liability to Buyer for any information made available to, or statements made to, Buyer (or any of Buyer’s agents, officers, directors, employees, Affiliates or other Representatives), other than the express obligation of Seller to indemnify the Buyer Group following the Closing to the extent set forth in Article 9.

4.7 Availability of Funds. To Buyer’s Knowledge, there are no facts or circumstances that will preclude Buyer from making the Proposed Issuance. Buyer has a reasonable expectation that it will be able to obtain Sufficient Financing prior to or at Closing.

4.8 No Commissions. No commissions or brokers’ or finders’ fees are payable by, through or on account of any acts of Buyer or its Representatives in connection with this Agreement or the transactions contemplated by this Agreement.

4.9 Buyer’s Knowledge. Buyer has informed Seller of anything that might give rise to a claim by Buyer against Seller under the terms of this Agreement after the Closing.

ARTICLE 5

COVENANTS

5.1 Conduct of Business. Except as otherwise contemplated by this Agreement, as required by Law or as may be approved by Buyer, during the period from the Execution Date to the earlier of the Closing Date or the termination of this Agreement in accordance with Article 8, Seller shall operate the Projects and maintain the Purchased Assets, in each case in the ordinary course of business, consistent with Prudent Utility Practice, in accordance with Laws and Seller’s Permits and Environmental Permits, and shall not:

(1)	sell or transfer any spare parts or inventory comprising a part of the Purchased Assets, without Buyer’s consent;

(2)	amend, modify, cancel, or waive any rights under or grant any consent relating to any Permits or Environmental Permits or in any material manner with respect to the Assumed Agreements, except in each case as specifically provided in this Agreement, or enter into any material contract that extends beyond the Closing Date relating to the Purchased Assets or the Projects;

(3)	incur any material obligations or liabilities not in existence on the Execution Date that will become an Assumed Obligation or otherwise become the obligation of Buyer in connection with the acquisition of the Projects or the Purchased Assets;

(4)	permit, allow, or suffer any Purchased Asset to be subjected to any Encumbrances other than Permitted Encumbrances or Encumbrances that will otherwise be discharged prior to or at the time of the Closing; or

(5)	grant, issue or give any Person any rights or options with respect to the Projects or the Purchased Assets.

5.2 Consents and Approvals.

5.2.1 FERC Approval.

5.2.1.1 Application. Seller and Buyer shall cooperate with each other and use commercially reasonable efforts to prepare, draft and jointly file with FERC an application for transfer of (and if required, amendments to) the FERC Licenses pursuant to the Federal Power Act, including Section 8 of the Federal Power Act, and any relevant FERC regulations, including 18 C.F.R. Part 9. The Parties will consult and cooperate with each other as to the appropriate time of filing such applications and will make such filings as soon as practicable after the Execution Date, but in no event later than sixty (60) days after the Execution Date, such date to be extended as the Parties mutually agree.

5.2.1.2 Cooperation. The Parties shall use all commercially reasonable efforts, diligently take all necessary and proper actions and provide any additional information requested by FERC and shall jointly file such additional information that may be required by FERC in connection with the application for transfer and/or amendment of the FERC Licenses. Buyer and Seller will communicate with FERC on a cooperative basis, including joint communications on material matters in the transfer and/or amendment of the FERC Licenses.

5.2.1.3 Notices. Buyer shall be solely responsible for filing with FERC, within sixty (60) days after the Closing or as otherwise required by FERC, Buyer’s acknowledgement of acceptance of the FERC Licenses as required by FERC’s approval of the application to transfer the FERC Licenses, including submission to FERC of a certified copy of documents evidencing the conveyance of the Purchased Assets.

5.2.2 PSCW Approval.

5.2.2.1 CA Application. Seller and Buyer shall cooperate with each other and use commercially reasonable efforts to prepare and draft, and Buyer shall file with the PSCW, an application for approval, under Wis. Stat. § 196.49 and other required provisions of Wisconsin Law, of (a) of its acquisition of the Projects, and (b) the Temporary Facility License, if applicable. The Parties will consult and cooperate with each other as to the appropriate time of filing such applications and will make such filings at the agreed upon time.

5.2.2.2 Temporary Facility License. Seller and Buyer and, as applicable, WWLC and NewPage-WI, shall cooperate with each other and use commercially reasonable efforts to prepare, draft and file with the PSCW, an application for approval of Buyer’s use of the Temporary Facility License to enable Buyer to transmit power produced by those Projects covered by the Temporary Facility License until completion of Separation, if the Temporary Facility License requires PSCW approval and if the PSCW approval is not issued as part of the certificate of authority under Wis. Stat. § 196.49. The Parties will consult and cooperate with each other as to the appropriate time of filing the application, if required, and will make the filing at the agreed upon time.

5.2.2.3 Cooperation. With reasonable assistance from Seller as required, Buyer shall use all commercially reasonable efforts, diligently take all necessary and proper actions and provide any additional information requested by the PSCW, and shall file such additional information that may be required by the PSCW in connection with the applications. Buyer and Seller will communicate with the PSCW on a cooperative basis as necessary and appropriate, including joint communications on material matters related to the applications.

5.2.3 HSR Act. Seller and Buyer will each file or cause to be filed with the Federal Trade Commission and the United States Department of Justice, Antitrust Division any notifications required to be filed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder with respect to the transactions contemplated by this Agreement. The Parties will consult and cooperate with each other as to the appropriate time of filing such notifications and will (a) make any such required filings at the agreed upon time (but in no event later than thirty (30) days after the Execution Date), (b) respond promptly to any requests for additional information made by either of such agencies, and (c) use their commercially reasonable efforts to cause the waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, to terminate or expire at the earliest possible date after the date of such filings.

5.2.4 Other Required Regulatory Approvals. Without limiting the provisions of Section 5.2.1, 5.2.2, or 5.2.3, Seller and Buyer will cooperate with each other and use commercially reasonable efforts to (a) promptly prepare and file all necessary applications, notices, petitions, and filings, and execute all agreements and documents to the extent required by Law or Order for consummation of the transactions contemplated by this Agreement (including all Required Regulatory Approvals, except for the matters covered by Section 5.2.1, 5.2.2, and 5.2.3, which shall be governed by those Sections), (b) obtain the transfer to Buyer of all Transferable Permits and Transferable Environmental Permits, and the reissuance to Buyer of all Permits that are not Transferable Permits and all Environmental Permits that are not Transferable Environmental Permits, (c) obtain the consents, approvals, and authorizations of all Governmental Authorities to the extent required by Law or Order for consummation of the transactions contemplated by this Agreement (including all Required Regulatory Approvals, except for the matters covered by Sections 5.2.1, 5.2.2, and 5.2.3 which shall be governed by those Sections), and (d) obtain all consents, approvals, and authorizations of all other Persons to the extent necessary to consummate the transactions contemplated by this Agreement as required by the terms of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease, or other instrument to which Seller or Buyer is a party or by which either of them is bound. Seller and Buyer each will have the right to review in advance all characterizations of the information relating to it or the transactions contemplated by this Agreement which appear in any filing made by the other in connection with the transactions contemplated by this Agreement.

5.2.5 Governmental Authority Contacts. Except as expressly provided in Sections 5.2.1, 5.2.2 and 5.2.3, neither Party will on an ex parte basis initiate, directly or indirectly, any communications, meetings, or other contacts with any Governmental Authority in connection with the transactions contemplated by this Agreement or any matters relating to any Required Regulatory Approval or any matters otherwise covered by Section 5.2.4. Except as expressly provided in Section 5.2.1, 5.2.2 or 5.2.3, in connection with any communications, meetings, or other contacts, formal or informal, oral or written, with any Governmental Authority in connection with the transactions contemplated by this Agreement or any Required Regulatory Approval or any matters otherwise covered by Section 5.2.4, each Party shall (a) inform the other in advance of any such communication, meeting, or other contact which that Party proposes or intends to make, including the subject matter, contents, intended agenda, and other aspects of any of the foregoing, (b) consult and cooperate with the other Party and take into account the comments of such other Party in connection with any of the matters covered by Section 5.2.4(a), (c) arrange for Representatives of the other Party to participate to the maximum extent possible in any such communications, meetings, or other contacts, (d) notify the other Party of any oral communications with any Governmental Authority relating to any of the foregoing, and (e) provide the other Party with copies of all written communications with any Governmental Authority relating to any of the foregoing. Notwithstanding the foregoing, nothing in this Section 5.2.5 will apply to or restrict any communications or other actions (y) by Seller with or with regard to Governmental Authorities, including the FERC and the PSCW, in connection with the Purchased Assets or the Projects in Seller’s ordinary course of business, or (z) by Buyer with or with regard to Governmental Authorities, but only in Buyer’s ordinary course of business and excluding communications related to this Agreement, the Ancillary Agreements, the Projects and/or the Purchased Assets or any transactions contemplated in this Agreement.

5.3 Access and Confidential Information.

5.3.1 Pre-Closing Access. Between the Execution Date and the Closing Date, Seller will, during ordinary business hours and upon reasonable notice, (a) give Buyer and Buyer’s Representatives reasonable access to the Purchased Assets, including on-site technical and engineering data, to which Buyer is not denied access by Law and to which Seller has the right to grant access without the consent of any other Person (and where consent of another Person is required, only on terms and conditions as may be imposed by that other Person), (b) permit Buyer to make such reasonable inspections of the Purchased Assets as Buyer may reasonably request, including continuous round-the-clock access to the Projects as reasonably required for operations ramp-up prior to Closing on reasonable advance notice to Seller, so long as Buyer’s access does not unreasonably interfere with Seller’s operations, (c) furnish Buyer with such financial and operating data and other information with respect to the Projects and Purchased Assets as Buyer may from time to time reasonably request, and (d) furnish Buyer with a copy of each material report, schedule, or other document principally relating to the Projects or Purchased Assets filed by Seller with, or received by Seller from, any Governmental Authority. Any such investigation will be conducted in such a manner as not to interfere unreasonably with the operation of the Projects or any other Person, and Buyer will indemnify and hold harmless the Seller Group (separate and apart from Buyer’s obligations in Article 9 and without regard to any basket, cap or other conditions or limitations contained in Article 9) from and against any Losses caused by any action of Buyer or Buyer’s Representatives or Affiliates while present on any of the Purchased Assets or other premises to which Buyer is granted access under this Agreement (including restoring the premises to substantially the same condition as prior to the investigation). Seller will not be required to take any action which would constitute a waiver of the attorney-client privilege, and Seller need not supply Buyer with any information which Seller is under a contractual or other legal obligation not to supply, but Seller will provide Buyer with a description of the information withheld and the basis for withholding that information to the fullest extent possible without causing a waiver of the attorney-client privilege or a violation of a contractual or legal obligation. Notwithstanding anything in this Section 5.3 to the contrary, (i) Buyer will not have access to personnel and medical records if such access could, in Seller’s good faith judgment, subject Seller or any Affiliate of Seller to risk of liability or otherwise violate the Health Insurance Portability and Accountability Act of 1996, and (ii) any investigation of environmental matters by or on behalf of Buyer will be limited to visual inspections and site visits commonly included in the scope of “Phase 1” level environmental inspections, and (iii) Buyer will not have the right to perform or conduct any sampling or testing at, in, on, or under the Real Property or any other Purchased Assets.

5.3.2 Confidential Information. Unless and until the transactions contemplated by this Agreement have been consummated, Buyer will, and will cause its Affiliates and Buyer’s Representatives to, hold in strict confidence and not use or disclose to any other Person any Confidential Information, except as and to the extent specifically authorized in the Confidentiality Agreement. In addition to the disclosures permitted in the Confidentiality Agreement, Buyer may disclose Confidential Information to its Bond underwriter, so long as any proposed disclosure, including disclosures to the public financial markets, is reviewed with and approved by Seller before it is made and so long as the underwriter agrees in writing for the benefit of Seller and its Affiliates to abide by the restrictions in the Confidentiality Agreement. If the transactions contemplated by this Agreement are consummated, the Confidentiality Agreement will no longer apply to Confidential Information related solely to the Projects or the Purchased Assets, but will continue in full force and effect with respect to all other Confidential Information.

5.3.3 Post-Closing Access. For a period of seven (7) years after the Closing Date, each Party and its Representatives will have reasonable access to all of the books and records relating to the Projects and the Purchased Assets in the possession of the other Party to the extent that such access may reasonably be required by the non-possessing Party in connection with the Assumed Obligations or the Excluded Obligations, or other matters relating to or affected by the operation of the Projects and the Purchased Assets. Such access will be afforded during normal business hours by the Party in possession of the books and records upon receipt of reasonable advance notice, but (a) any review of books and records will be conducted in such a manner as not to interfere unreasonably with the operation of the business of any Party or its Affiliates, (b) no Party will be required to take any action which would constitute a waiver of the attorney-client privilege, (c) no Party need supply the other Party with any information which that Party is under a contractual or other legal obligation not to supply, and (d) if appropriate or desirable, access under this Section 5.3.3 may be augmented subject to a mutually-agreeable written confidentially arrangement that becomes effective post-Closing. A Party validly exercising its rights of access under this Section 5.3.3 shall do so solely at its own cost and, in addition, shall reimburse the Party against whom the right is validly exercised for all reasonable out-of-pocket costs incurred in satisfying all reasonable requests for information, including costs for copying, non-incidental labor and travel. If the Party in possession of such books and records desires to dispose of any of those books and records prior to the expiration of the seven-year period, that Party will, prior to such disposition, give the other Party a reasonable opportunity at the other Party’s expense to segregate and take possession of those books and records as the other Party may select.

5.4 Expenses. Except to the extent specifically provided in this Agreement, and irrespective of whether the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement will be borne by the Party incurring those costs and expenses, including specifically: (a) Buyer will be solely responsible for payment of all filing fees in connection with seeking and obtaining all FERC approvals, if any, (b) each Party will pay its own filing fee associated with its own HSR approval, if any, and (c) all other filing, recording, transfer or other fees or charges of any nature payable pursuant to any Law or any Order in connection with the sale, transfer, and assignment of the Purchased Assets and the Assumed Obligations, if any, shall, except to the extent provided in Section 5.7, shall be borne by Buyer.

5.5 Efforts to Complete the Transactions. Subject to the terms and conditions of this Agreement, each Party will use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement, including using commercially reasonable efforts to obtain satisfaction of the conditions precedent to each Party’s obligations under this Agreement within its reasonable control. Neither Party will, without the prior consent of the other Party, take any action which would reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement.

5.6 Publicity. Neither Buyer nor Seller shall, without the prior consent of the other Party, make any public disclosure (by means of public announcement, press release or otherwise) concerning the subject matter of this Agreement or any of the transactions contemplated by this Agreement, unless otherwise required by Law and provided that any such public disclosure will be subject to Section 5.3.2.

5.7 Tax Matters.

5.7.1 Transfer Taxes. All state and local sales and use Taxes incurred in connection with this Agreement and the transactions contemplated by this Agreement, if any, will be paid by one-half by Seller and one-half by Buyer. All other Real Property transfer, state and local documentary, stamp and registration Taxes incurred in connection with this Agreement and the transactions contemplated by this Agreement, if any, will be paid by Buyer; provided, however, that Seller shall be solely liable for transfer taxes related to the Real Property. Buyer and Seller will prepare at their own expense and file, to the extent required by Law, all necessary Tax Returns and other documentation with respect to all such transfer or sales and use Taxes. Neither Buyer nor Seller shall take any position on any Tax Return, including any amendment or refund claim, or before any Tax authority that is inconsistent with the application of the occasional sale exemption provided in Wis. Stat. § 77.51(9)(a) to the transactions contemplated by this Agreement, without the express written consent of the Seller. Any refund of any sales and use Tax described in this Section 5.7.1 paid or reimbursed by Seller shall be for the account of Seller, and Buyer shall promptly pay to Seller the amount of any such refund (including any credit which reduces the amount of Taxes Buyer would otherwise owe) promptly upon receipt or credit.

5.7.2 Tax Returns. Seller will be responsible for the preparation and timely filing of any Tax Returns reflecting any Taxes payable by Seller (including any federal, state or local income and franchise Taxes imposed on Seller or its Affiliates in connection with this Agreement and the transactions contemplated by this Agreement) and the timely payment of any Taxes shown to be due on such returns. Buyer will be responsible for the preparation and timely filing of any Tax Returns reflecting any Taxes payable by Buyer and the timely payment of any Taxes shown to be due on such returns. Any Tax Return that reflects Taxes to be prorated in accordance with Section 2.7 will be subject to the approval of the Party not preparing the Tax Return. Each Party will make any such Tax Return prepared by it available for the other Party’s review and approval no later than twenty (20) Business Days prior to the due date for filing such Tax Return. Within fifteen (15) Business Days after receipt of such Tax Return, the approving Party will pay to the Party preparing the Tax Return the amount of such prorated Taxes shown as due on such approved Tax Return for which the approving Party is responsible under Section 2.7.

5.7.3 Cooperation and Assistance. Buyer and Seller will provide each other with such assistance as may reasonably be requested by the other Party in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each Party will retain and provide the other with any records or information which may be relevant to such return, audit or examination or proceedings. Any information obtained pursuant to this Section 5.7.3 or pursuant to any other Section of this Agreement providing for the sharing of information in connection with the preparation of, or the review of, any Tax Return or other schedule relating to Taxes will be kept confidential in accordance with Section 5.3.2. The terms and conditions of this Section 5.7 shall survive the Closing.

5.7.4 Claims and Disputes.

5.7.4.1 General Disputes. Except as provided in Section 5.7.4.2, each Party shall timely notify the other Party of any Tax examination, refund claim, dispute, or proceeding involving Taxes subject to Section 2.7 or 5.7.1 and allow the other Party to participate in the resolution of such action (at each Party’s own expense) and shall not settle such action without the other Party’s consent. Each Party shall timely notify the other Party of any Tax examination, refund, claim, dispute, or proceeding involving Taxes relating to the allocation of Purchase Price provided for in Section 2.8, provided that in no event shall Buyer have access to any federal, state or local income Tax Returns of Seller or any of its Affiliates.

5.7.4.2 Sale and Use Tax Disputes. Buyer shall promptly notify Seller in writing upon receipt of any Tax examination, refund claim, dispute, or proceeding involving sales and use Taxes imposed on the transactions contemplated by this Agreement for which the Seller is or may be liable for Taxes and/or is or may be liable under this Agreement (a “Sales Tax Dispute”); provided however, that Buyer’s failure to promptly deliver such notice shall not, as between the Parties, relieve Seller from any liability related to such Sales Tax Dispute unless Seller’s ability to contest such Sales Tax Dispute is materially and adversely affected by such Buyer failure, in which case the Tax liability shall become an Assumed Obligation under this Agreement. Seller (i) shall have the authority to represent any Sales Tax Dispute at Seller’s expense before the applicable Tax authority or any court or agency and (ii) shall have the right to control the defense, compromise or other resolution of such Sales Tax Dispute, including responding to inquiries or correspondence, filing Tax Returns and contesting, defending against and resolving any assessment for additional taxes or notice of tax deficiency or other adjustment of such Taxes or related liability, but (iii) shall allow Buyer to participate in such Sales Tax Dispute at Buyer’s expense, and (iv) Buyer shall provide all reasonable cooperation and applicable authorizations to Seller (and Seller’s Representatives), including a duly executed power of attorney.

5.7.5 Tax Clearance Certificates and Cooperation. Buyer and Seller agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any governmental authority as may be necessary to mitigate, reduce, or eliminate any Tax that could be imposed on the Projects or the Purchased Assets (including but not limited to Taxes imposed on the transactions contemplated by this Agreement or by way of successor liability). Such cooperation shall include but not be limited to timely preparation and submission of a properly completed request for a Tax Clearance Certificate addressed to the Wisconsin Department of Revenue.

5.8 Exhibits and Schedules. Seller shall prepare and transmit all Schedules and Exhibits to Buyer as soon as practicable to allow reasonable time for review prior to Closing. Buyer acknowledges that Seller may from time to time prior to the Closing Date supplement or amend the Exhibits and Schedules to reflect newly discovered information or changes occurring after the Exhibits and Schedules are delivered, which proposed amended Schedules shall be delivered to Buyer at the notice address of Buyer set forth in Section 10.2. If Buyer reasonably believes that Seller’s revisions to the Exhibits and Schedules represent a material adverse change to one or more of the Projects, Buyer may so notify Seller within ten (10) Business Days after receiving Seller’s revised Exhibits and Schedules. If Buyer does not so timely notify Seller, the revised Exhibits and Schedules will be deemed accepted and shall apply to Seller’s representations and warranties under this Agreement. If Buyer does so timely notify Seller, Seller may within ten (10) Business Days after receipt of Buyer’s notice notify Buyer that Seller will correct the matters giving rise to Buyer’s notice or that Seller disagrees with Buyer’s conclusion that the revisions represent a material adverse change. Buyer may, as its sole remedy, terminate this Agreement by notice to Seller and without further liability or obligation to Seller if (a) Seller does not timely so notify Buyer or notifies Buyer it is unwilling to correct such matters or notifies Buyer it will correct such matters but fails to do so, and (b) the uncorrected matters would materially adversely affect the value of the Purchased Assets or the ability of Buyer to operate the Projects in a manner consistent with Buyer’s Intended Use. If Seller timely disputes Buyer’s conclusion that the revisions represent a material adverse change, the Parties will in good faith attempt to resolve the dispute amicably for a period of thirty (30) Business Days (unless sooner resolved) following notice of such dispute and, upon failure to resolve same, Buyer may, as its sole remedy, terminate this Agreement as described above. Upon any authorized termination of this Agreement by Buyer under this Section 5.8, the Escrow Deposit shall be released and returned to Buyer.

5.9 Interconnection Agreements. The Projects are interconnected to WWLC’s distribution system pursuant to interconnection agreements attached as Exhibits 5.9.1 through 5.9.5 (each an “Interconnection Agreement”). Seller and Buyer shall obtain an assignment of the Interconnection Agreements from Seller to Buyer, effective as of the Effective Time, pursuant to an instrument in the form attached as Exhibit 5.9.6.

5.10 Further Agreements. Seller will promptly forward to Buyer (properly endorsed for deposit by Buyer) any checks or other funds Seller receives on account of or in respect of the Purchased Assets on or after the Closing Date, other than checks or funds that are Excluded Assets. Buyer will promptly forward to Seller (properly endorsed for deposit by Seller) any checks or other funds Buyer receives on account of or in respect of the Excluded Assets on or after the Closing Date. Each Party shall undertake commercially reasonable efforts to ensure that third parties direct mail and other communications to the proper Party after the Closing.

5.11 Real Estate.

5.11.1 Title Commitment and Survey. As soon as practicable after the Execution Date, Seller shall deliver to Buyer (a) current title insurance commitments for the Real Property related to each Project (each a “Title Commitment”), issued by the Title Company, together with copies of all documents referred to in the Title Commitments; and (b) current ALTA surveys of the Real Property related to each Project, in such forms as reasonably agreed upon by Seller and Buyer (each a “Survey”).

5.11.2 Title Defects. Within forty-five (45) Business Days after the Execution Date, Buyer shall give Seller notice with reasonable detail (the “Title Notice”) of any matter identified in the Title Commitments or Surveys which Buyer reasonably determines to be a title or Survey defect that is not otherwise a Permitted Encumbrance (“Title Defect”). Any matters set forth in the Title Commitments or Surveys to which Buyer does not timely and appropriately object in a Title Notice shall be deemed to be Permitted Encumbrances. Any Title Defects described in a timely Title Notice which represent liens for the payment of money only shall be discharged by Seller at or prior to the Closing, excepting monetary liens arising by, through or under third parties (whether senior or junior) encumbering Flowage Rights and other easements beneficial to the Projects. Seller shall notify Buyer (the “Seller Title Notice”) within thirty (30) Business Days after a Title Notice is given if Seller undertakes to cure any non-monetary Title Defect, in which case Seller shall have until Closing to cure the Title Defect.

5.11.3 Remedies. If Seller (i) fails to provide a timely Seller Title Notice in which it undertakes to cure a Title Defect, and (ii) if the Title Defect is not subject to cure through the use of Buyer’s right of eminent domain, then Buyer may, as Buyer’s sole remedy, terminate this Agreement by notice to Seller within ten (10) Business Days after the date on which the Seller Title Notice was due. Otherwise, Buyer will be deemed to have agreed to accept title to the Real Property subject to the uncured Title Defect (which shall be deemed a Permitted Encumbrance) and shall proceed to Closing without any Purchase Price adjustment associated with such uncured Title Defect (having been deemed a Permitted Encumbrance). If the Title Defect: (i) can be cured through Seller’s right of eminent domain prior to Closing and Seller is pursuing such cure at the time of Closing, or (ii) can be cured through Buyer’s right of eminent domain after Closing, such Title Defect shall be deemed a Permitted Encumbrance. If a Title Defect described in a timely Title Notice that has not become a Permitted Encumbrance would reasonably be expected to have a material adverse effect on Buyer’s Intended Use, either (i) Seller shall initiate an eminent domain action to cure such Title Defect prior to Closing at Seller’s sole cost and expense, or (ii) Buyer may commence an eminent domain action to cure such Title Defect after Closing; provided, however, that Seller shall reimburse and be directly liable for the amount of any damages or award paid (but only to the extent that any such damages or award is paid directly by Buyer), together with Buyer’s reasonable out-of-pocket costs, including reasonable attorney fees, incurred in its prosecution of an eminent domain action to cure a Title Defect if the Parties have proceeded to Closing and Buyer has reasonably elected to commence post-Closing eminent domain proceedings after consultation with Seller.

5.11.4 Costs. Seller shall pay for the cost of the Title Commitments, the owner’s title insurance policies issued pursuant to the Title Commitments, and the Surveys. Buyer shall pay for the cost of all endorsements to the title insurance policies and for any loan title insurance policy.

5.11.5 Reciprocal Easement Agreements. The Parties acknowledge that in connection with the Separation and the Utility ASA, Seller and NewPage-WI will, prior to the Closing, enter into various Reciprocal Easement Agreements granting easements that will benefit WWLC for the operation of assets purchased by WWLC under the Utility ASA, granting easements for the benefit of Buyer for the operation of the Purchased Assets, and reserving easements for the benefit of NewPage-WI for the continued operation of its adjacent paper making facilities (each, a “Reciprocal Easement Agreement”). The Reciprocal Easement Agreements benefiting Buyer or otherwise related to the Fee Parcels will be subject to the reasonable approval of Buyer, including language protecting Buyer from Losses that may stem from NewPage-WI shutting down its paper operations, and, as approved, shall be deemed Permitted Encumbrances and Assumed Agreements.

5.12 Casualty.

5.12.1 Estimated Restoration Cost. If any Purchased Assets are damaged or destroyed by casualty Loss after the Execution Date but prior to the Effective Time, Seller will immediately so notify Buyer and, as soon as practicable, provide from a nationally recognized engineering firm (with experience in hydroelectric projects and reasonably acceptable to Buyer): (a) an estimated cost of, and reasonable construction schedule for, restoring the damaged or destroyed assets to a condition reasonably comparable to their condition immediately prior to the Loss (the “Estimated Restoration Cost”); and (b) the impact of such loss, before and after any such repair, on Buyer’s Intended Use.

5.12.2 Effect of Casualty Loss.

5.12.2.1 If the Estimated Restoration Cost for any casualty Loss is $1,000,000 or less, then: (i) Seller shall restore the damaged or destroyed assets in accordance with Prudent Utility Practice, (ii) neither Party shall have the right or option to terminate this Agreement, (iii) there shall be no adjustment to the Purchase Price, and (iv) Buyer shall have no right or interest in any insurance proceeds that Seller may receive or be entitled to as a result of such casualty Loss. In the event of such a casualty Loss, full completion of the work underlying Seller’s obligation under subsection (i) of this Section 5.12.2.1 shall not be a condition of the Closing unless required for Buyer’s Intended Use.

5.12.2.2 If the Estimated Restoration Cost for any casualty Loss is greater than $1,000,000 (“Major Casualty”) then Seller may proceed with any of the following options (each, a “Major Casualty Option”): (1) restore the Purchased Assets prior to the Effective Time to a condition reasonably comparable to their condition prior to the casualty Loss, (2) reduce the amount of the Purchase Price by the Estimated Restoration Cost or other reasonably determined amount (in which case the Purchase Price will be so adjusted), or (3) terminate this Agreement without recourse, upon which termination the

Escrow Deposit shall be released and returned to Buyer. In the case of either (1) or (2): (i) neither Party shall have any right to terminate this Agreement as a result of the casualty Loss, and (ii) Buyer shall have no right or interest in any insurance proceeds that Seller may receive or be entitled to as a result of such casualty Loss.

5.12.2.3 Within twenty (20) Business Days after the date of a Major Casualty, Seller shall deliver notice to Buyer of Seller’s Major Casualty Option decision (the “Major Casualty Option Notice”). Buyer shall notify Seller within five (5) Business Days after receipt of Seller’s Major Casualty Option Notice if Buyer objects to Seller’s decision. If Buyer fails to timely notify Seller or Buyer otherwise agrees with Seller’s decision, Seller shall proceed with the Major Casualty Option described in its Major Casualty Option Notice. If Buyer notifies Seller of an objection, the Parties will consult in good faith to determine whether a different Major Casualty Option is satisfactory to both Parties. If the Parties are unable to agree on a different Major Casualty Option within thirty (30) Business Days after Buyer delivers its objection notice (the “Consultation Period”), Seller shall be entitled to proceed with its original Major Casualty Option choice; provided, however that if Buyer’s objection is related to the Purchase Price reduction amount determined by Seller pursuant to Section 5.12.2.2(2) and such objection is not resolved during the Consultation Period, either Party may thereafter proceed to the dispute resolution procedure set forth in Section 5.12.4 by so notifying the other Party.

5.12.3 Failure to Provide Timely Notice or Adequately Restore. If Seller does not timely notify Buyer of a casualty Loss as required by Section 5.12.2.1 or, having notified and agreed to restore, fails to do so, Buyer may terminate this Agreement by notice to Seller, upon which termination the Escrow Deposit shall be released and returned to Buyer.

5.12.4 Dispute Resolution. Upon notice by either Party pursuant to Section 5.12.2.3, the Parties shall jointly select a sole arbitrator within ten (10) days of such notice. If the parties are unable to agree on a selection, the arbitrator shall be selected by the American Arbitration Association. Disputes under this clause shall be resolved in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall determine the appropriate Purchase Price reduction amount based on the criteria in Section 5.12.2 and the following procedure: (i) at the onset of the arbitration, each Party will submit to the arbitrator in writing its good faith proposed Purchase Price reduction amount; and (ii) within fifteen (15) days after the initial submissions, the arbitrator will issue a written decision as to the appropriate reduction amount that may not be less than the reduction amount proposed by Seller or greater than the reduction amount proposed by Buyer. Each Party shall bear its own expenses and those of its counsel and representatives and the parties shall equally share the costs of the arbitrator and the proceedings. All negotiations between the Parties shall be deemed confidential and shall not be admissible during the arbitration. Absent manifest error, the decision of the arbitrator will be final and binding on the Parties.

5.13 Environmental Matters.

5.13.1 Pre-Closing. Except as otherwise contemplated by this Agreement or as may be approved by Seller at its sole discretion, during the period from the Execution Date to the earlier of the Effective Time or the termination of this Agreement in accordance with Article 8, neither Buyer nor any of its Affiliates or Representatives shall undertake or cause to be undertaken any Restricted Activity. Any investigation of Historical Environmental Liabilities and/or Environmental Conditions by or on behalf of Buyer shall not be considered a Restricted Activity if it is limited to visual inspections and site visits commonly included in the scope of “Phase 1” level environmental inspections. If any Governmental Authority initiates any communication (written, electronic or verbal) with Buyer (or any of its Affiliates or Representatives, all of whom shall be instructed as follows) prior to the Closing, (1) in the case of written or electronic communication, Buyer shall not respond to such communication and shall immediately refer such communication to Seller for response, and (2) in the case of a verbal communication, shall immediately refer the representative of the Governmental Authority to Seller.

5.13.2 Post-Closing. After the Effective Time, neither Buyer nor any of its Affiliates or Representatives shall undertake a Restricted Activity or cause or permit a Restricted Activity to be undertaken except as permitted in this Section 5.13.2. Buyer and its Affiliates and Representatives may undertake a Restricted Activity only on Fee Parcels, or cause or permit a Restricted Activity to be undertaken only on Fee Parcels, but only to the extent (1) required by an Environmental Law; (2) in response to a specific request of a Governmental Authority; (3) required during the normal course of business arising out of repairs, modifications, maintenance or construction activities that are conducted consistent with Buyer’s Intended Use and it is reasonably determined by Seller (or Seller’s Affiliates or Representatives) that it will not materially impact NewPage-WI’s adjacent paper manufacturing facilities and equipment; or (4) due diligence conducted by a future prospective purchaser, investor or financing source provided such activity is conducted on a Remote Parcel and it is reasonably determined by Seller (or Seller’s Affiliates or Representatives) that it will not materially impact NewPage-WI’s adjacent paper manufacturing facilities and equipment (each a “Permitted Restricted Activity”). In the event Seller (or Seller’s Affiliates or Representatives) reasonably determines that the proposed activity to be undertaken under Section 5.13.2(3) or 5.13.2(4) will materially impact NewPage-WI’s adjacent paper manufacturing facilities, as indicated by Seller’s written objection to Buyer within ten (10) Business Days after Seller’s receipt of written notification from Buyer pursuant to Section 5.13.3 and a commercially reasonable alternative to the activity does not exist, then such activity shall be deemed a Permitted Restricted Activity. Seller’s failure to object to the proposed activity in writing within such ten (10) Business Day period shall indicate Seller’s determination that the proposed activity will not materially impact NewPage-WI’s adjacent paper manufacturing facilities. Permitted Restricted Activities shall be conducted by Buyer in a commercially reasonable manner in an effort to minimize any material impact on NewPage-WI’s adjacent paper manufacturing facilities and equipment. An activity or communication will not be considered a Permitted Restricted Activity if it occurs as a result of a change in the use of a Project from a hydroelectric project to an alternative use and/or the removal of any Fee Parcel from a Project boundary as defined in any FERC License.

5.13.3 Post-Closing Notification. Buyer will provide Seller or its Affiliates with advance notice of, and will consult with Seller or its Affiliates regarding, any repairs, modifications, maintenance or construction activities at or to a Project or any Purchased Assets that may involve soil removal or excavation, groundwater dewatering or sampling, or removal or disturbance of sediment. Such obligations include advance notice of and consultation with Seller and its Affiliates with respect to the performance of any Permitted Restricted Activity. Any communications during such consultation are made without prejudice and shall be treated as confidential settlement discussions not to be used in evidence in any dispute.

5.13.4 Covenants Recorded. The covenants contained in Sections 5.13.2 and 5.13.3, together with an indemnity in favor of Seller for Losses arising out of Buyer’s breach of such covenants, shall be included in the Quitclaim Deeds, Reciprocal Easement Agreements or other Real Property instruments, as applicable, in such a manner as to effectively and enforceably impose the same restrictions on Buyer, its successors and assigns including and any transferee of Buyer, in favor of Seller, its successors and assigns, and shall run with the land and be binding upon the Real Property in perpetuity.

5.14. Separation.

5.14.1 Separation Tasks. Seller will work in good faith to complete electrical and physical separation of the Projects and their associated facilities and equipment from their respective, adjacent paper manufacturing facilities and equipment and utility assets, in the manner more fully described in Exhibit 5.14 (“Separation”), as soon as practicable after the Closing and subject to section 5.14.1.2, below. Buyer will cooperate with and assist Seller in good faith in the design and implementation of the Separation. The Separation will consist of tasks to be completed by Seller and by WWLC, as described below and as shown in Exhibit 5.14.which will include the estimated total cost to complete Separation at each Project. Seller will update Exhibit 5.14 at Closing to reflect any Separation tasks that have been completed as of the Closing and any resulting adjustment to the total cost to complete Separation at each Project shall be made in good faith. Seller will pay all costs directly attributable to accomplishing the Separation, including Separation tasks to be completed by Seller and by WWLC, but, except as provided in section 5.14.1.2, will not be responsible for Buyer’s attorneys’ fees, consultant fees, staff salaries and other indirect costs.

5.14.1.1 Distribution Utility Separation Tasks. The Separation tasks to be completed after the Closing by WWLC as the distribution utility are shown as “Distribution Utility Separation Tasks” on Exhibit 5.14, including the Separation features at the Biron and Whiting Projects that are to be owned or operated by WWLC (generally, the 46kv level tasks, including the 46kv assets and substations). Some of the Distribution Utility Separation Tasks may be commenced or completed by Seller as the distribution utility, prior to the completion of the transactions contemplated by the Utility ASA.

5.14.1.2 Seller Separation Tasks. The Separation tasks to be completed by Seller after the Closing are shown as “Seller Separation Tasks” on Exhibit 5.14. Some of the Seller Separation Tasks may be commenced or completed by Seller prior to the Closing. Seller will complete the remaining Seller Separation Tasks within twelve (12) months after the Closing Date (but not earlier than December 31, 2011), extended for any delays resulting from WWLC’s completion of (or delay in completing) the remaining Distribution Utility Separation Tasks or other events beyond Seller’s control. If Seller is not able to complete its remaining Seller Separation Tasks at any Project and is not diligently pursuing completion of those remaining Seller Separation Tasks and if, as a result, Buyer is not able, or reasonably anticipated not to be able, to interconnect directly to WWLC at that Project within the time permitted, then Buyer may at its option by notice to Seller perform at Seller’s expense those remaining Seller Separation Tasks that are necessary to interconnect directly to WWLC at that Project and that have not been completed when required, such expense to include reasonable consultant fees, staff salaries and other direct costs paid by Buyer in completing Seller Separation Tasks.

5.14.2 Cost Savings. Buyer and Seller will share equally any reductions to the Separation costs included in Exhibit 5.14 as of the Execution Date that are derived exclusively from either (a) changes to the Separation tasks included in Exhibit 5.14 that are first proposed by Buyer by notice to Seller as cost savings eligible for consideration under this Section 5.14.2 and that are subsequently adopted by Seller, or (b) concessions granted by Buyer by notice to Seller that reduce the scope of or the cost of completing a Separation task included in Exhibit 5.14 and that are subsequently adopted by Seller. Seller will maintain a running list of any eligible cost savings and at the completion of Separation provide to Buyer a final list of eligible cost savings and the Separation costs actually saved within sixty (60) days after completion of the Separation and remit to Buyer 50% of those Separation cost savings.

5.14.3 Temporary Facility License. Prior to Closing, Seller and Buyer will prepare a form of agreement to be executed and delivered at the Closing by Buyer, Seller and NewPage-WI (“Temporary Facility License Agreement”). The Temporary License Agreement will provide for the grant by NewPage-WI to Buyer of a temporary right and license to use a portion of NewPage-WI’s existing electrical infrastructure as needed at each Project listed in the Temporary Facility License Agreement in order for Buyer to deliver the electrical output of that Project to the existing point of interconnection of service by WWLC as the distribution utility servicing the territory where the Project is located, until Buyer is able to deliver the electrical output of that Project directly to WWLC (“Temporary Facility License”). The consideration for the Temporary Facility License is included in the Purchase Price, and there will be no additional charge for Buyer’s use of the Temporary Facility License. The Temporary Facility License Agreement will be structured to conform with the applicable requirements of federal tax Law as it pertains to the Bonds and to avoid subjecting Seller or Seller’s Affiliated Interests to regulation as a public utility under any Laws.

5.14.4 Security.

5.14.4.1 Letter of Credit. In order to secure Seller’s remaining financial obligations in connection with the Separation pursuant to Section 5.14.1, at the Closing, Seller will at its expense procure and deliver to Buyer an irrevocable standby letter of credit issued by Wells Fargo, N.A., or other national bank approved by Buyer (“Issuer”) in the initial face amount of the estimated cost of the remaining Separation tasks as of the Closing Date, as shown in the updated Exhibit 5.14 delivered at the Closing, but not more than $8,000,000.00 (“Letter of Credit”).

5.14.4.2 Monthly Reductions. The Letter of Credit will provide that the then-current face amount of the Letter of Credit will be reduced in accordance with this Section 5.14.4.2 at the end of each calendar month following the Closing to reflect any amounts actually paid (or costs actually saved) by Seller during that calendar month (or in a prior calendar month and not already included in a prior Reduction Request) in connection with the remaining Separation obligations under Section 5.14.1. Seller may request a reduction to the face amount of the Letter of Credit by notice to the Issuer, with a simultaneous copy to Buyer delivered in the same manner as notice to the Issuer, showing

Seller’s good faith calculation of the reduction amount for that calendar quarter (“Reduction Request”). Five (5) Business Days after its receipt of a Reduction Request, the Issuer will issue an amendment to the Letter of Credit reducing the then-current face amount of the Letter of Credit by the amount covered by the Reduction Request unless the Issuer has then received from Buyer a notice disputing in good faith the Reduction Request and providing in detail the basis for the dispute. If Buyer issues a dispute notice, the parties will attempt in good faith to resolve the dispute, and if they are unable to do so within thirty (30) days after Buyer issues the dispute notice, either Buyer or Seller may thereafter refer the dispute for resolution to an independent engineering firm experienced in hydroelectric projects and acceptable to both parties, whose decision will be rendered in writing and will be final and non-appealable. The fees of the independent engineering firm will be split evenly between Seller and Buyer. Upon receipt of a dispute notice from Buyer as to a particular Reduction Request, the Issuer will not amend the Letter of Credit as to the disputed amount unless and until jointly so instructed by Seller and Buyer or in accordance with the decision of the independent engineering firm, and then only in the amount specified in the joint instruction or decision.

5.14.4.3 Draws on the Letter of Credit. The Letter of Credit will provide that Buyer may draw upon the Letter of Credit from time to time to recover (i) any amounts expended by Buyer pursuant to Section 5.14.1.2 and (ii) any amounts required to be paid by Seller pursuant to Section 5.14.1 if Seller has failed, despite notice to Seller from Buyer, to pay those amounts when due and within ten (10) Business Days after Buyer’s notice. Buyer may request a draw under the Letter of Credit by notice to the Issuer, with a simultaneous copy to Seller delivered in the same manner as notice to the Issuer, describing in detail the basis for the request and showing Buyer’s good faith calculation of the amounts covered by the request (“Draw Request”). Five (5) Business Days after its receipt of a Draw Request, the Issuer will transmit to Buyer the amount covered by the Draw Request unless the Issuer has then received notice from Seller disputing in good faith the Draw Request and providing in detail the basis for the dispute. If Seller issues a dispute notice, the Parties will attempt in good faith to resolve the dispute, and if they are unable to do so within thirty (30) days after Seller issues the dispute notice, either Buyer or Seller may thereafter refer the dispute for resolution to an independent engineering firm experienced in hydroelectric projects and acceptable to both parties, whose decision will be rendered in writing and will be final and non-appealable. The fees of the independent engineering firm will be split evenly between Seller and Buyer. Upon receipt of a dispute notice from Seller as to a particular Draw Request, the Issuer will not transmit payment under the Letter of Credit of the disputed amount unless and until jointly so instructed by Seller and Buyer or in accordance with the decision of the independent engineering firm, and then only in the amount specified in the joint instruction or decision. No draw shall relieve Seller from its obligation to complete, at Seller’s expense, remaining Seller Separation Tasks, except to the extent of payment received from the Issuer.

5.15. Buyer’s Financing.

5.15.1 Sufficient Financing. Buyer shall use commercially reasonable efforts to obtain Sufficient Financing.

5.15.2 All-in True Interest Cost Estimates. Prior to execution and delivery of this Agreement, Buyer caused its underwriter to provide a letter to Seller dated not more than ten (10) Business Days prior to the Execution Date indicating (a) that the underwriter is highly confident that the Proposed Issuance can be completed in the public markets under then-current market conditions and (b) an estimate of the All-in True Interest Cost for the Proposed Issuance. Buyer shall also provide, in a timely manner, other such estimates of the All-in True Interest Cost as Buyer may receive from its underwriter from time to time. Upon the request of Seller, Buyer shall also provide up to two additional estimates of the All-in True Interest Cost from its underwriter; however, 50% of any costs incurred by Buyer from its underwriter for such additional requests, if any, shall be borne by Seller. Buyer will make reasonable efforts to minimize any costs of obtaining the additional estimates.

5.16 Conditions to Closing. Prior to the Closing, (a) Seller will promptly notify Buyer of any matter of which Seller becomes aware that would likely cause a failure of any of the conditions to Closing referenced in Section 6.1, and (b) Buyer will promptly notify Seller of any matter of which Buyer becomes aware that would likely cause a failure of any of the conditions to Closing referenced in Section 6.2.

5.17 Seller’s Approval Verification. Seller shall provide Buyer, within five (5) Business Days of the Execution Date, Seller’s written verification that NewPage Corporation has authorized the sale of the Projects and the Purchased Assets.

5.18 Governing Documents. Between the Execution Date and the Effective Time, neither Party may modify or amend their Governing Documents in a way that could materially and adversely affect the Closing.

5.19 Buyer Post-Closing Conduct.

5.19.1 In connection with its ownership, use and operation of the Project or the Purchased Assets after Closing, Buyer shall make commercially reasonable efforts to avoid and/or mitigate any material adverse effect, or Losses, it may cause to the commercial or industrial operations at NewPage-WI properties.

5.19.2 Buyer shall operate and maintain the Projects and the Purchased Assets in accordance with Prudent Utility Practice at all times after the Effective Time. Buyer shall give NewPage-WI reasonable advance notice of any repair, modification, maintenance or construction activity that could reasonably be expected to cause or result in Losses for NewPage-WI or have a material adverse effect on NewPage-WI’s properties, including its paper manufacturing facility. Buyer shall use commercially reasonable efforts to avoid and/or mitigate any material adverse effect to NewPage-WI’s properties, operations or facilities while undertaking any repair, modification, maintenance or construction activity.

5.19.3 The covenants contained in this Section 5.19 shall be recorded in the Reciprocal Easement Agreements or other Real Property instruments, as applicable, in such a manner as to effectively and enforceably impose the same restrictions on Buyer, its successors and assigns, including any transferee of Buyer, in favor of NewPage-WI and the NewPage-WI properties, and shall run with the land and be binding upon the Real Property for as long as NewPage-WI, its Affiliates, or their respective successors or assigns operates the paper manufacturing facilities adjacent to a Project.

5.20 Municipal Defense Waiver. The limitations and other provisions regarding Municipal Defenses in Section 9.7.5 shall be recorded in the Quitclaim Deeds, Reciprocal Easement Agreements, or other Real Property instruments, as applicable, in such a manner as to effectively and enforceably impose the same restrictions on Buyer, its successors and assigns, including any transferee of Buyer, in favor of each of Seller and NewPage-WI its successors and assigns and shall run with the land and be binding upon Real Property for as long as NewPage-WI, its Affiliates, or their respective successors or assigns operates the paper manufacturing facilities adjacent to a Project, such that any future transferee of Buyer who is otherwise entitled to assert Municipal Defenses against any of the Seller Group or NewPage-WI (or their successors and assigns) shall be required to submit and agree to the limitations and provisions of Section 9.7.5 (or their equivalent) in order to become a transferee of Buyer (or of an interim transferee of Buyer).

5.21 Buyer Covenants. Buyer shall take commercially reasonable actions to satisfy any obligations Buyer may have to the Seller, Seller’s Affiliates or the Seller Group under this Agreement including but not limited to: (a) obtain Seller’s (or Seller’s Affiliates’) written consent prior to any use of the Projects, Real Property or other Purchased Assets other than in connection with Buyer’s Intended Use, such consent not to be unreasonably withheld or delayed, (b) charge its customers rates, fees and charges sufficient to meet any outstanding indemnification obligations to the Seller Group under Article 9, and (c) maintain one or more policies of liability, property and/or other forms of insurance providing sufficient and adequate coverage with respect to the ownership, operation and maintenance of the Projects and the Purchased Assets, which policy or policies shall afford protection against the hazards and risks with respect to which Projects of similar size and type customarily maintain insurance, and which policies shall meet any requirements established by Law or Order. The covenants contained in this Section 5.21 shall be recorded in the Reciprocal Easement Agreements or other Real Property instruments, as applicable, in such a manner as to effectively and enforceably impose the same restrictions on Buyer, its successors and assigns, including any transferee of Buyer, in favor of Seller, Seller’s Affiliates, successors and assigns and shall run with the land and be binding upon the Real Property for as long as NewPage-WI, its Affiliates, or their respective successors or assigns operates the paper manufacturing facilities adjacent to a Project.

5.22 Limited Right to Entry.

5.22.1 Seller, NewPage-WI and their successors and assigns (each, an “Entrant”) shall notify Buyer as soon as reasonably practical after and Entrant becomes aware of an Emergency Situation. If, in an Entrant’s reasonable discretion, Buyer has not responded to the Emergency Situation in a timely fashion or immediate action is necessary related to the Emergency Situation, the Entrant shall have the limited right to enter the Real Property and the Projects to take actions the Entrant reasonably deems necessary and appropriate to avoid, mitigate or otherwise terminate the Emergency Situation (“Emergency Entry Right”).

5.22.2 As soon as reasonably practicable before or after an Entrant exercises its Emergency Entry Right, a Representative of the Entrant shall provide notice to Buyer of the facts and circumstances underlying the Emergency Situation giving rise to the Emergency Entry Right. Entrant shall be entitled to continue exercising its Emergency Entry Right until, to the reasonable satisfaction of the Entrant, Buyer has assumed control of the Emergency Situation such that Buyer is able to avoid, mitigate or otherwise terminate the Emergency Situation in a manner consistent with Prudent Utility Practice.

5.22.3 Except for the obligation to notify Buyer provided in Section 5.22.2, nothing in this Section 5.22 imposes or creates any duty, obligation or responsibility for an Entrant to affirmatively take any action in the event of any Emergency Situation, nor to actively seek or discover Emergency Situations.

5.22.4 Buyer shall reimburse the Entrant for all reasonably incurred costs and expenses related to an Entrant’s exercise of an Emergency Entry Right, which amounts shall be separate and distinct from the Entrant’s potential indemnifiable Losses under Article 9. Further, in exercising its Emergency Entry Right, an Entrant shall at all times be deemed to be mitigating damages to the Entrant resulting from the Emergency Situation. An Entrant shall not, with respect to its exercise of an Emergency Entry Right in accordance with Sections 5.22.1 and 5.22.2 or any Emergency Situation for which it does not exercise its Emergency Entry Right, be liable or accountable to Buyer or the Buyer Group, under any provisions of this Agreement, at law, in equity, or otherwise, for any Losses resulting from any act (or omission) of the Entrant or of the Entrant’s Affiliates or Representatives, and the Entrant shall be held harmless by Buyer with respect to such any such acts (or omissions) with respect to any claims brought by third parties.

5.22.5 The covenants contained in this Section 5.22 shall be recorded in the Reciprocal Easement Agreements or other Real Property instruments, as applicable, in such a manner as to effectively and enforceably impose the same restrictions on Buyer, its successors and assigns, including any transferee of Buyer, in favor of Seller, Seller’s Affiliates, successors and assigns and shall run with the land and be binding upon the Real Property for as long as NewPage-WI, its Affiliates, or their respective successors or assigns operates the paper manufacturing facilities adjacent to a Project.

5.23 Real Estate Lease. At the Closing, Seller will cause NewPage-WI to lease to Buyer, and Buyer will lease from NewPage-WI, the real property and improvements located at Wisconsin Rapids, Wisconsin consisting of the office building and adjacent parking area, together with access to and from a public street (“Leased Office Facility”), to be more fully described in the form of real estate lease to be negotiated in good faith and prepared by the parties consistent with the terms of this Section 5.23 and delivered at the Closing (“Office Lease”). The initial term of the Office Lease will be no less than ten (10) years, subject to extension or renewal by mutual consent of NewPage-WI and Buyer. Base rental during the Office Lease term will be $1,000.00 per year. Buyer will lease the Office Facility “as is” and in its current condition, subject to the existing deed restrictions applicable to the Leased Office Facility and without any warranty or representation whatsoever by NewPage-WI. Buyer will pay to NewPage-WI as additional rental, or pay directly to the provider, all real estate taxes, property perils insurance, and utilities serving the Leased Office Facility. Buyer will at its sole expense maintain the Leased Office Facility throughout the Office Lease term and return the Leased Office Facility to NewPage-WI at the end of the Office Lease term in compliance with applicable Laws and in substantially the same condition as at the commencement of the Office Lease term, except only normal wear and tear, including all necessary repairs and replacements (whether structural or non-structural), and NewPage-WI will have no obligation to make any repairs or replacements to the Leased Office Facility. The Office Lease will include a reasonable right for NewPage-WI to relocate Buyer to alternate office space that is reasonably comparable to the Leased Office Facility. Buyer shall have the right to record a memorandum of this Lease.

5.24 Anti-Seepage Collar. Prior to the Closing, Seller will procure from an independent engineering firm a report as to the need for an anti-seepage collar or protective sleeve or both at the upstream end of the pipes at the Whiting Project in order to comply with applicable FERC dam safety standards. If the report concludes that an anti-seepage collar or protective sleeve or both are needed in order to comply with applicable FERC dam safety standards, the Parties will jointly develop a scope of work and bidding instructions and Buyer will cause the work to be commenced and completed within one (1) year after Closing in accordance with the scope of work and bidding instructions jointly developed by the Parties. Seller will reimburse Buyer for its reasonable out-of-pocket costs to purchase and install the necessary equipment, up to a maximum reimbursement of $100,000.00. If these costs exceed $100,000.00, Buyer will be responsible for any excess.

5.25 Operations Ramp-Up. The Parties will cooperate prior to Closing as reasonably necessary to enable Buyer to ramp-up for purposes of taking over operations of the Projects immediately upon Closing, and to facilitate such efforts, will designate employees in their respective organizations to coordinate the operations ramp-up activities.

5.26 Deliverability. Seller shall use commercially reasonable efforts, with the assistance and cooperation of Buyer to the extent necessary and appropriate, to ensure that the capacity (intermittent generation capacity generation resource) and energy from each Project is aggregate deliverable to the Midwest Independent Transmission System Operator, Inc. (“MISO”) in accordance with the then-current requirements of the MISO Open Access Transmission, Energy and Operating Reserve Markets Tariff. If Seller is unable to satisfy this covenant prior to the Effective Time despite such efforts, then (a) Buyer shall, after the Effective Time and with the assistance and cooperation of Seller to the extent necessary and appropriate, use its commercially reasonable efforts to satisfy this covenant on behalf of Seller as soon as practicable, and (b) Seller shall indemnify Buyer for its actual net Losses directly associated with Seller’s failure to satisfy this covenant prior to the Effective Time.

ARTICLE 6

CONDITIONS TO THE CLOSING

6.1 Conditions to the Obligations of Buyer. The obligations of Buyer to effect the transactions contemplated by this Agreement at the Closing shall be subject to the fulfillment (or waiver by Buyer) on or prior to the Closing Date of the following conditions:

(1)	all agreements and covenants required by this Agreement to be complied with or performed by Seller at or prior to the Closing shall have been complied with or performed in all material respects;

(2)	all representations and warranties of Seller in this Agreement shall be true and correct in all material respects as of the Closing or other time stated as if made at and as of that time;

(3)	the Seller Required Regulatory Approvals and Buyer Required Regulatory Approvals shall have been obtained and become Final Orders, and no terms or conditions in addition to such Required Regulatory Approvals shall have been imposed in connection with such Final Orders by any Governmental Authority which terms or conditions, individually or in the aggregate, impose a material adverse effect on Buyer’s Intended Use;

(4)	all Consents and approvals for the consummation of the transactions contemplated by this Agreement required from third parties shall have been obtained (including the consents and approvals set forth in Schedule 3.4 and Schedule 4.4) other than any consents or approvals that, if not obtained, would not, in the aggregate, prevent Buyer’s Intended Use; provided, however, that satisfaction of the condition in this Section 6.1(4) shall be determined (a) without consideration of any Required Regulatory Approvals, and (b) after taking into account the reasonably expected effects of any actions taken, or to be taken, by the Parties, or which Seller has offered to take but which Buyer has declined, pursuant to Section 2.5;

(5)	no Order which prevents the consummation of any material aspect of the transactions contemplated by this Agreement shall have been issued and remain in effect (each Party agreeing to use its commercially reasonable efforts to have any such Order lifted) and no Law shall have been enacted which prohibits the consummation of the transactions contemplated by this Agreement;

(6)	Buyer shall have received those documents to be delivered to Buyer in accordance with Section 7.3;

(7)	Buyer shall have obtained ALTA 2006 Owner’s Title Insurance Policies insuring Buyer’s title to the Real Property as of the Closing Date in the amount of the Cash Purchase Price allocated to the Real Property (“Title Policies”) without Seller incurring any liability or obligation other than execution of customary affidavits, if any, with respect to issuance of the Title Policies (and not any other endorsements), subject only to the Permitted Encumbrances and exceptions related to altered survey standards previously agreed to by Buyer not insured by the Title Company in conjunction with its issuance of the Title Policies;

(8)	if Seller has obtained approval by PSCW and all other regulatory approvals necessary for Seller’s sale of the utility assets owned by Seller and each of such regulatory approvals have become Final Orders on or prior to June 1, 2011, Buyer shall have obtained Sufficient Financing without regard to All-In True Interest Cost; and

(9)	if Buyer has obtained all Buyer Required Regulatory Approvals and each of such Buyer Required Regulatory Approvals has become a Final Order after June 1, 2011, Buyer shall have obtained Sufficient Financing with an All-In True Interest Cost of 5.375% or less.

6.2 Conditions to the Obligations of Seller. The obligation of Seller to effect the transactions contemplated by this Agreement shall be subject to the fulfillment (or waiver by Seller) on or prior to the Closing Date of the following conditions:

(1)	all agreements and covenants required by this Agreement to be complied with or performed by Buyer at or prior to the Closing shall have been complied with and performed in all material respects;

(2)	all representations and warranties of Buyer in this Agreement shall be true and correct in all material respects as of the Closing or other time stated as if made at and as of that time;

(3)	the Seller Required Regulatory Approvals and Buyer Required Regulatory Approvals shall have been obtained and become Final Orders, and no terms or conditions in addition to such Required Regulatory Approvals shall have been imposed in connection with such Final Orders by any Governmental Authority which terms or conditions, individually or in the aggregate, (a) would create a material adverse effect on the business, assets, properties, results of operations or financial condition of Seller, (b) would in any way decrease the net proceeds Seller anticipates realizing from the transactions contemplated by this Agreement, and/or (c) would subject Seller or any Affiliated Interest of Seller to any post-Closing regulation or oversight by the PSCW;

(4)	all consents and approvals for the consummation of the transactions contemplated by this Agreement required from third parties shall have been obtained (including the consents and approvals set forth in Schedule 3.4 and Schedule 4.4), other than any consents or approvals that, if not obtained, would not, in the aggregate, create a material adverse effect on the business, assets, properties, results of operations or financial conditions of Seller, but satisfaction of the foregoing condition shall be determined (a) without consideration of any Seller Required Regulatory Approvals and Buyer Required Regulatory Approvals, and (b) after taking into account the reasonably expected effects of any actions taken, or to be taken, by the Parties, or which Buyer has offered to take but which Seller has declined, pursuant to Section 2.5;

(5)	no Order which prevents the consummation of any material aspect of the transactions contemplated by this Agreement shall have been issued and remain in effect (each Party agreeing to use its commercially reasonable efforts to have any such Order lifted) and no Law shall have been enacted which prohibits the consummation of the transactions contemplated by this Agreement;

(6)	Seller shall have received those documents to be delivered to Seller in accordance with Section 7.4; and

(7)	the transactions contemplated by the Utility ASA shall have been consummated, “Closing” as defined in the Utility ASA shall have occurred, and Seller shall no longer be a “public utility” as defined under Wis. Stat. § 196.01(5) and shall not (nor shall any Affiliated Interest of Seller) be regulated by the PSCW for any purpose.

ARTICLE 7

CLOSING

7.1 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Seller’s counsel (or such other place as the Parties may agree), commencing at 10:00 a.m. on the next Business Day following the thirtieth (30th) day following receipt by the Parties of all required Governmental Authority Orders for all Required Regulatory Approvals, or if later the third (3rd) Business Day after all conditions precedent in Article 6 have been satisfied in full or waived, or at such other time and place as the Parties shall agree upon. Such date is referred to in this Agreement as the “Closing Date.” Risk of Loss for the Projects and the Purchased Assets shall transfer from Seller to Buyer as of the Effective Time.

7.2 Timing and Effectiveness of Actions. At the Closing, the Parties shall take the actions described in this Article 7. All actions shall be deemed to have occurred simultaneously and as of 12:01 a.m. on the Closing Date (the “Effective Time”) and, unless Buyer and Seller otherwise agree, the effectiveness of any action taken at the Closing shall be conditioned upon the taking of all other actions required by this Article 7.

7.3 Seller’s Deliveries. At the Closing, Seller shall deliver:

(1)	the Bill of Sale, duly executed by Seller;

(2)	the Assignment and Assumption Agreement, duly executed by Seller;

(3)	one or more deeds of conveyance of the Fee Parcels, substantially in the form of the Quitclaim Deed, duly executed and acknowledged by Seller;

(4)	the Joint Use Agreements, duly executed by Seller;

(5)	the Services Agreement, duly executed by Seller;

(6)	a fully executed stock power to transfer the WVIC Shares to Buyer, and all other instruments of assignment or conveyance as are reasonably required by Buyer in connection with the transfer of the Purchased Assets to Buyer in accordance with this Agreement;

(7)	a certificate signed by the President or a Vice President of Seller and dated the Closing Date as to the matters set forth in Section 6.1(1) and Section 6.1(2);

(8)	all consents, waivers or approvals obtained by Seller from third parties in connection with this Agreement;

(9)	terminations or releases of Encumbrances on the Purchased Assets that are not Permitted Encumbrances and a subordination of Seller’s Affiliates’ lender’s liens on the access easements benefiting the Real Property;

(10)	a certificate of status with respect to Seller (dated as of a recent date prior to the Closing Date), issued by the Department of Financial Institutions for the State of Wisconsin;

(11)	a copy, certified by an authorized officer of Seller, of the resolutions authorizing the execution and delivery of this Agreement and the Ancillary Agreements and instruments attached as Exhibits to this Agreement and to the Ancillary Agreements, and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, together with a certificate by the Secretary of Seller as to the incumbency of those officers authorized to execute and deliver this Agreement and the Ancillary Agreements;

(12)	all Documents related to all Projects;

(13)	a Copy of the Interconnection Assignment Agreement, duly executed by Seller;

(14)	the Guaranty;

(15)	the reliance letter drafted by AECOM with respect to Phase I Environmental Site Assessments;

(16)	the Limited CERCLA Waiver;

(17)	the Temporary Facility License Agreement, duly executed by Seller and NewPage-WI;

(18)	the Letter of Credit;

(19)	the Real Estate Lease, duly executed by NewPage-WI; and

(20)	such other agreements, documents, instruments and writings as are required to be delivered by Seller at or prior to the Closing Date pursuant to this Agreement or any Ancillary Agreement.

7.4 Buyer’s Deliveries. At the Closing, Buyer shall deliver:

(1)	the Cash Purchase Price, paid in the manner provided in Section 2.6;

(2)	the Bill of Sale, duly executed by Buyer;

(3)	the Assignment and Assumption Agreement, duly executed by Buyer;

(4)	the Joint Use Agreements, duly executed by Buyer;

(5)	A copy of the Interconnection Assignment Agreement duly executed by Buyer and duly consented to by WWLC;

(6)	the Services Agreement, duly executed by Buyer;

(7)	all other instruments of assignment or conveyance as are reasonably required by Seller in connection with the transfer of the Purchased Assets to Buyer in accordance with this Agreement;

(8)	a certificate signed by the Chairperson or a Vice-Chairperson of Buyer and dated the Closing Date as to the matters set forth in Section 6.2(1) and Section 6.2(2);

(9)	a certificate of status with respect to Buyer (dated as of a recent date prior to the Closing Date), issued by the Secretary of State for the State of Wisconsin;

(10)	a copy, certified by an authorized officer of Buyer, of the resolutions authorizing the execution and delivery of this Agreement and the Ancillary Agreements and instruments attached as Exhibits to this Agreement and to the Ancillary Agreements, and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, together with a certificate by the managing member of Buyer as to the incumbency of those officers authorized to execute and deliver this Agreement and the Ancillary Agreements;

(11)	all consents, waivers or approvals obtained by Buyer from third parties in connection with this Agreement;

(12)	the Temporary Facility License Agreement, duly executed by Buyer and, if necessary, WWLC;

(13)	the Real Estate Lease, duly executed by Buyer; and

(14)	such other agreements, documents, instruments and writings as are required to be delivered by Buyer at or prior to the Closing Date pursuant to this Agreement or any Ancillary Agreement.

ARTICLE 8

TERMINATION

8.1 Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing effective at the time specified by the terminating Party in its notice of termination to the other Party:

(1)	By mutual consent of Buyer and Seller.

(2)	By either Buyer or Seller if the transactions contemplated by this Agreement have not been consummated on or before December 31, 2011 (the “Expiration Date”), except that the right to terminate this Agreement under this Section 8.1(2) shall not be available to a Party if the failure of that Party to perform any material obligation under this Agreement (including Section 5.5) or to fulfill any material condition under this Agreement within the control of that Party has been the proximate cause of, or resulted in, the failure of the transactions contemplated by this Agreement to be consummated on or before the Expiration Date.

(3)	By Buyer:

(a)	if events occur that render one or more of the conditions to the obligations of Buyer set forth in Section 6.1 impossible of satisfaction and such condition or conditions are not waived by Buyer; or

(b)	if a material breach by Seller of any covenant, representation, warranty or other provision in this Agreement that can be cured is not cured as soon as reasonably practicable and in any event within thirty (30) days after notice of the breach is given by Buyer to Seller, unless the breach cannot reasonably be curable within thirty (30) days and Seller is diligently pursuing a cure, in which case the thirty (30) day cure period shall be extended by an additional fifteen (15) days; or

(c)	pursuant to Section 5.8, 5.11 or 5.12.

(4)	By Seller:

(a)	if events occur that render one or more of the conditions to the obligations of Seller as set forth in Section 6.2 impossible of satisfaction and such condition or conditions are not waived by Seller; or

(b)	if a material breach by Buyer of any covenant, representation, warranty or other provision in this Agreement that can be cured is not cured as soon as reasonably practicable and in any event within thirty (30) days after notice of the breach is given by Seller to Buyer, unless the breach cannot reasonably be curable within thirty (30) days and Buyer is diligently pursuing a cure, in which case the thirty (30) day cure period shall be extended by an additional fifteen (15) days; or

(c)	pursuant to Section 5.12.

8.2 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, the provisions of this Agreement shall immediately become void and of no further force and effect from and after the date of termination, except that the provisions of the Confidentiality Agreement, the Escrow Agreement and the rights of Buyer and Seller set forth in the last sentence of this Section 8.2 shall survive termination of this Agreement. The right of either Party hereto to terminate this Agreement and the rights of either Party set forth in Section 2.9 shall be in addition to and not in lieu of any other remedies of Buyer or Seller available at law or in equity in respect of any breach of any covenant or agreement in this Agreement occurring prior to the date of termination of this Agreement.

ARTICLE 9

INDEMNIFICATION

9.1 Survival.

9.1.1 Representations and Warranties. The representations and warranties of the Parties in this Agreement shall terminate and expire twenty-four (24) months after the Closing Date, except that (i) the Seller’s representations and warranties in Section 3.5 with respect to Real Property shall terminate and expire twelve (12) months after the Closing Date, except as otherwise expressly provided in Section 9.7.4.1(c), and (ii) the Seller’s and Buyer’s respective representations and warranties in Sections 3.2, 3.3, 3.6, 3.10, 3.11, 4.2, 4.3, 4.6 and 4.8 shall terminate and expire thirty-six (36) months after the Closing Date.

9.1.2 Covenants. Covenants of the Parties in Sections 5.1, 5.2 (except Section 5.2.1.3, which shall survive in accordance with its respective terms), 5.3.1, 5.5, 5.6, 5.8, 5.9, 5.11 (except with respect to obligations of the Parties if Buyer initiates a post-Closing eminent domain proceeding in full compliance with Section 5.11.3, in which case applicable obligations shall survive as long as reasonably necessary), 5.12 (except with respect to obligations of Seller, if any, remaining as of Closing as permitted in the last sentence of Section 5.12.2.1 under certain circumstances), 5.15, 5.16, 5.17, and 5.18 shall terminate and expire at the Effective Time. All other covenants of the Parties shall survive indefinitely unless a shorter period of survival is provided for in this Agreement.

9.1.3 Notice. Any claim for indemnification under this Article 9 shall be valid only if the Party seeking indemnification notifies the other Party of the basis for the claim within the applicable survival period provided in this Section 9.1, and otherwise the claim shall be deemed to have been waived by the Party seeking indemnification.

9.2 Indemnification by Seller.

9.2.1 Seller Indemnity. From and after the Closing Date and subject to the remaining provisions of Article 9, Seller, shall indemnify and hold Buyer and each of its Affiliates, directors, officers and employees (collectively, the “Buyer Group”), harmless from and against Losses imposed upon or incurred by any of them which arise out of (a) a misrepresentation or inaccuracy of a representation or warranty made by Seller in this Agreement, (b) any breach or non-fulfillment of any covenant or agreement on the part of Seller in this Agreement, and (c) the Excluded Obligations (collectively, the “Seller Indemnity”).

9.2.2 Modification of Seller Indemnity due to Restricted Activities. Notwithstanding anything to the contrary in this Agreement, Seller shall have no indemnification obligations for Historical Environmental Liabilities directly or indirectly discovered or revealed as a result of a breach by Buyer of any provision of Section 5.13.

9.2.3 Modification of Seller Indemnity due to Certain Permitted Restricted Activities. Notwithstanding anything to the contrary in this Agreement, the Seller Indemnity shall apply as follows with respect to any indemnifiable Losses suffered by Buyer arising from Historical Environmental Liabilities that result solely from Buyer’s Permitted Restricted Activity under Section 5.13.2(4) (“Discretionary Losses”):

(a)	Seller shall not be liable to Buyer for any Discretionary Losses unless and until the aggregate cumulative amount of Discretionary Losses exceeds One Million Five Hundred Thousand Dollars ($1,500,000) (“Discretionary Loss Basket”), and then shall be liable only to the extent that the aggregate cumulative amount of such Discretionary Losses exceeds the Discretionary Loss Basket; and

(b)	The Seller Indemnity will apply to fifty percent (50%) of each dollar of Discretionary Losses in excess of the Discretionary Loss Basket, subject to all other terms, conditions and limitations of Article 9, including the Cap established in Section 9.7, with the Buyer being solely liable for all Discretionary Losses to which the Seller Indemnity does not apply in whole or in part.

9.3. Indemnification by Buyer. From and after the Closing Date and subject to the remaining provisions of Article 9, Buyer shall indemnify and hold Seller and each of its Affiliates, Affiliated Interests, directors, shareholders, officers and employees (the “Seller Group”), harmless from and against Losses imposed upon or incurred by any of them which arise out of (a) any misrepresentation or inaccuracy of a representation or warranty made by Buyer in this Agreement, (b) any breach or non-fulfillment of any covenant or agreement on the part of Buyer in this Agreement, other than Sections 5.19, 5.21 and 5.22; and (c) the Assumed Obligations (collectively, the “Buyer Indemnity”).

9.4 Indemnification Procedures.

9.4.1 Asserting a Claim. Without limiting the provisions of Section 9.1, if a Party (an “Indemnified Party”) wishes to assert a claim for indemnification against the other Party (the “Indemnifying Party”), the Indemnified Party shall give notice to the Indemnifying Party, setting forth with particularity the basis for the claim, promptly after the Indemnified Party becomes aware of any fact, condition, or event which gives rise to a Claim for which indemnification may be sought under this Article 9. Failure to notify the Indemnifying Party shall not relieve the Indemnifying Party of liability it may have to the Indemnified Party, except to the extent that the Indemnifying Party has been materially prejudiced by such failure and except that nothing in this Agreement shall be deemed to extend the time limits set forth in Section 9.1. Each Indemnified Party shall use commercially reasonable efforts to mitigate Losses for which it seeks indemnification under this Article 9.

9.4.2 Third Party Claims. If any lawsuit, enforcement action, demand or claim is brought or made by any other non-Affiliate Person (a “Third Party Claim”) against an Indemnified Party which is the basis for an indemnification claim pursuant to Section 9.2 or Section 9.3, the Indemnifying Party shall be entitled, if it so elects, to take control of the defense and investigation of the Third Party Claim and to employ and engage attorneys of its own choice reasonably acceptable to the Indemnified Party to handle and defend the Third Party Claim, at the Indemnifying Party’s cost, risk and expense. Any election by the Indemnifying Party to take control of the defense and investigation of a Third Party Claim shall not be deemed a waiver of the Indemnifying Party’s right to determine at a later date that the Third Party Claim is not entitled to indemnification under this Agreement, in which case Indemnifying Party may, in the exercise of its sole discretion, determine not to continue to defend that Third Party Claim and any action taken by the Indemnifying Party in connection with that determination shall be undertaken in a manner so as not to materially prejudice the defense or the rights of the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party so as to minimize the risk of any such prejudice. The Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and such attorneys in the investigation, trial and defense of any Third Party Claim and any resulting appeal, which shall include: (a) furnishing such records, information and testimony, and attending such conferences, discovery proceedings, hearings, trials and appeals, as reasonably may be requested in connection with the Third Party Claim, (b) affording access during normal business hours to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information which are reasonably relevant to the Third Party Claim, and (c) making its employees available on a mutually convenient basis to provide additional information and explanation of any material provided to the Indemnifying Party under this Agreement. The Indemnified Party nevertheless may, at its own cost, participate in the investigation, trial and defense of such Third Party Claim or any resulting appeal.

9.5 Settlement or Compromise of Third Party Action; Failure to Assume Defense. If the Indemnifying Party has assumed control of, and is diligently proceeding with, the defense of a Third Party Claim pursuant to Section 9.4, the Indemnifying Party may consent to a settlement or compromise of, or the entry of any monetary judgment arising from the Third Party Claim without the prior consent of the Indemnified Party if, and only if, the proposed settlement, compromise or entry (A) does not contain an admission of guilt or wrongdoing on the part of the Indemnified Party, (B) does not provide for any remedy or sanction against the Indemnified Party other than the payment of money which the Indemnifying Party agrees to pay and does pay, and (C) the Indemnified Party and its Affiliates are released by all parties asserting the Third Party Claim from all Losses that are or could have been alleged, claimed or demanded in the Third Party Claim to the reasonable satisfaction of the Indemnified Party. If the Indemnifying Party does not assume the defense of the Third Party Claim in accordance with Section 9.4 within ten (10) Business Days after the receipt of notice of the Third Party Claim, the Indemnified Party may, at the Indemnifying Party’s expense, defend the Third Party Claim, but may settle or compromise the Third Party Claim only with the consent of the Indemnifying Party.

9.6 Adjustment to Purchase Price. Amounts paid with respect to indemnification pursuant to Section 9.2 or 9.3 shall be treated as an adjustment to the Purchase Price, and appropriate adjustments shall be made to the allocation of the Purchase Price among the Purchased Assets pursuant to Section 2.8.

9.7 General Limitations.

9.7.1 Basket. Seller shall not be liable to Buyer under Sections 9.2.1(a) and 9.2.1(b), and Buyer shall not be liable to Seller under Sections 9.3(a) and 9.3(b), for any Losses unless and until the aggregate cumulative amount of Losses exceeds One Million Five Hundred Thousand Dollars ($1,500,000, the “Basket”), and then shall be liable only to the extent that the aggregate cumulative amount of such Losses exceeds the Basket. This Section 9.7.1 does not apply to indemnifiable Losses (i) suffered by Buyer as a result of Seller’s breach of Section 3.10, 3.11 or 5.26; (ii) suffered by Seller as a result of Buyer’s breach of Section 4.8, or 5.13.2, (iii) suffered by either Party as a result of the other Party’s failure to pay or otherwise discharge any Tax for which it is liable pursuant to this Agreement, or (iv) Discretionary Losses.

9.7.2 Cap. In no event shall the aggregate cumulative amount of Seller’s liabilities under Sections 9.2.1(a), 9.2.1(b) and 9.2.3, or the aggregate cumulative amount of Buyer’s liabilities under Sections 9.3(a) and 9.3(b), exceed Eight Million Dollars ($8,000,000) (the “Cap”). This Section 9.7.2 does not apply to indemnifiable Losses (i) suffered by Buyer as a result of Seller’s breach of Section 3.2, 3.3, 3.10, 3.11, or 5.26; (ii) suffered by Seller as a result of Buyer’s breach of Section 4.2, 4.3, 4.8, or 5.13.2, or (iii) suffered by either Party as a result of the other Party’s failure to pay or otherwise discharge any Tax for which it is liable pursuant to this Agreement.

9.7.3 Limitation. NOTWITHSTANDING ANYTHING TO THE CONTRARY ELSEWHERE IN THIS AGREEMENT OR PROVIDED FOR UNDER ANY LAW, NO PARTY WILL, IN ANY EVENT, BE LIABLE TO THE OTHER PARTY, EITHER IN CONTRACT OR IN TORT, FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, OR PUNITIVE DAMAGES OF THE OTHER PARTY, INCLUDING LOSS OF FUTURE REVENUE, INCOME, OR PROFITS, DIMINUTION OF VALUE, OR LOSS OF BUSINESS REPUTATION OR OPPORTUNITY, RELATING TO THE BREACH OR ALLEGED BREACH OF THIS AGREEMENT OR OTHERWISE, WHETHER OR NOT THE POSSIBILITY OF SUCH DAMAGES HAS BEEN DISCLOSED TO THE OTHER PARTY IN ADVANCE OR COULD HAVE BEEN REASONABLY FORESEEN BY SUCH OTHER PARTY. THE EXCLUSION OF CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, AND PUNITIVE DAMAGES AS SET FORTH IN THE PRECEDING SENTENCE DOES NOT APPLY TO ANY SUCH DAMAGES SOUGHT BY THIRD PARTIES AGAINST BUYER OR SELLER, AS THE CASE MAY BE, IN CONNECTION WITH ANY LOSS THAT MAY BE INDEMNIFIED PURSUANT TO THIS ARTICLE 9.

The limitations set forth in Sections 9.7.1 and 9.7.2 do not apply to Losses that Buyer may suffer in connection with Excluded Obligations or that Seller may suffer in connection with Assumed Obligations as a result of Buyer’s breach of Section 5.19, 5.21 or 5.22. Neither Party waives, nor otherwise limits (except as set forth in this Section 9.7.3), its right to assert a claim against the other Party for any such Losses.

9.7.4 Collateral Sources.

9.7.4.1 Real Property.

(a) Notwithstanding the foregoing, prior to seeking indemnification from Seller and after first consulting with Seller, Buyer shall tender to the Title Company any matter, claim or Losses arising out of Section 3.5 with respect to Real Property (collectively, a “Post-Closing Title Defect”). Buyer shall keep Seller reasonably apprised of its action against the Title Company including with respect to any proposed settlement or other resolution, and shall inform the Seller in writing immediately upon final resolution of such Title Company claim. Buyer shall diligently pursue any such claims against the Title Company and, as between Buyer and Seller, Buyer shall do so at its sole cost and expense. In the event that Buyer makes any recovery against the Title Company with respect to such claim, then any potential Seller Indemnity with respect to such Post-Closing Title Defect shall be null and void.

(b) In the event that a Buyer claim against the Title Company as contemplated by Section 9.7.4.1(a) with respect to a Post-Closing Title Defect does not result in any recovery despite the Buyer’s good faith efforts, and if the claim otherwise remains a potential indemnifiable Loss of Buyer, subject to limitations in this Article 9, then Seller shall have discretion to require Buyer to commence an eminent domain action in order to cure the Post-Closing Title Defect. If Buyer then commences an eminent domain action to cure such Post-Closing Title Defect, Seller shall be directly liable for and reimburse Buyer’s reasonable out-of-pocket costs, including reasonable attorney fees and any award of damages, actually incurred in Buyer’s prosecution of an eminent domain action to cure the Post-Closing Title Defect; provided, however, Seller shall have the right to direct settlement of the action or the taking of other action to cure the Post-Closing Title Defect. No amount of reimbursement of out of pocket costs paid by Seller under this Section 9.7.4.1(b) shall be considered in any calculation of the Basket or the Cap.

(c) Notwithstanding anything to the contrary in this Agreement, Buyer shall only have a right to recovery of reasonable out of pocket costs from Seller under Section 9.7.4.1(b) if, no later than fifteen (15) months after the Closing Date and in compliance with, and subject to, all requirements of Sections 9.7.4.1(a)-(b), Buyer shall have commenced an eminent domain action with respect to the Post-Closing Title Defect(s) for which such recovery is desired.

9.7.4.2 Other Collateral Sources. In calculating the amount of Losses for which an Indemnified Party is entitled to indemnification under Section 9.2 or 9.3, as applicable, the amount of indemnifiable Losses shall be reduced by (a) any insurance proceeds net of expenses actually received by the Indemnified Party from an insurance carrier with respect to those Losses, provided that if the Indemnified Party fails to either diligently pursue any such insurance proceeds reasonably available to it or to assign a valid right to the Indemnifying Party to pursue such insurance proceeds, the Indemnifying Party’s obligation shall be reduced by the amount of insurance proceeds reasonably available to the Indemnified Party, and (b) any amounts actually received by the Indemnified Party from third parties with respect to Losses pursuant to indemnification, warranty or other similar rights, provided that if the Indemnified Party fails to diligently pursue such rights, the Indemnifying Party’s obligation shall be reduced by the amounts available to the Indemnified Party. If any Losses for which indemnification is actually provided by an Indemnifying Party to an Indemnified Party under Section 9.2 or 9.3, as applicable, are subsequently reduced by or the cause or source of any insurance payment or recovery from a third party, the Indemnified Party promptly shall remit the amount of such payment or recovery to the Indemnifying Party. Any reduction of Losses due to proceeds received by an Indemnified Party from a third party or from its own insurance carrier, and thus either not paid by or reimbursed to the Indemnifying Party, shall not be counted or otherwise apply in determining the aggregate cumulative amount of Losses of such Indemnified Party that count toward the Basket or the Cap.

9.7.5 Limitation on Municipal Defenses.

9.7.5.1 Buyer May Assert Against Most Third Parties. No provision of this Agreement is intended to be, nor shall be construed as, a waiver for any purpose by Buyer of its right to assert as a defense, against any third party (except Seller, or any Affiliated Interests of Seller, or any Member), any provision of Wis. Stat. § 893.80, or any other governmental immunity, Loss limitations or other legal defense that may apply or be available to municipal Public Utilities, municipal service corporations, municipalities or other political subdivisions (collectively, “Municipal Defenses”) that may be available to Buyer or any of its departments, employees, officers, elected officials, board members, commissioners, or agents.

9.7.5.2 Buyer May Not Assert to Seller’s Detriment. In furtherance of the Section 9.7.5.1, with respect to Seller and any Affiliated Interests of Seller, Buyer shall not, with respect to any claim for Losses brought by Seller under this Agreement, assert any Municipal Defenses to limit Buyer’s indemnity obligations under this Agreement. Buyer acknowledges that the notice delivery requirements set forth in Section 10.2 shall be sufficient for purposes of any notice that may be required under Wis. Stat. § 893.80.

9.8 Additional Limitations. Except as otherwise specifically agreed elsewhere in this Agreement, Seller shall not be liable under this Agreement for any Losses imposed upon or incurred or accrued by Buyer Group relating to acts, omissions, or other events arising or occurring after the Closing and unrelated to events, acts or omissions of Seller or Seller Group occurring prior to the Closing Date. Seller shall have no indemnification obligations under Article 9 to the extent that, as a result of any negligence or willful misconduct of Buyer or Buyer Group on or after the Closing Date, the amount of Losses subject to indemnification by Seller is exacerbated.

9.9 Exclusive Remedies. Seller and Buyer acknowledge and agree that, from and after the Closing, except as provided in Section 5.13.2, the sole and exclusive remedy for any breach or inaccuracy, or alleged breach or inaccuracy, of any representation or warranty in this Agreement or any covenant or agreement to be performed under this Agreement on or prior to the Closing Date, will be indemnification in accordance with Article 9, as applicable. In furtherance of the foregoing, Seller and Buyer waive, to the fullest extent permitted by Law, any and all other rights, claims, and causes of action (including rights of contributions, if any) that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution, or performance of this Agreement (including any tort or breach of contract claim or cause of action based upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against the other arising under or based upon any Law (including any Environmental Law), common law, or otherwise.

ARTICLE 10

MISCELLANEOUS

10.1 Entire Agreement; Amendment. This Agreement (including its Exhibits and Schedules) shall constitute the complete and entire agreement between the Parties with respect to its subject matter and shall supersede all previous oral and written negotiations and commitments and any other writings with respect to the subject matter of this Agreement, and there are no agreements, representations or warranties between the Parties other than the Confidentiality Agreement. This Agreement cannot be modified or amended except in writing duly executed by each Party.

10.2 Notices. All notices, requests, demands and other communications under this Agreement must be in writing and shall be deemed to have been given (a) when delivered personally, (b) one (1) Business Day after being sent by electronic mail, (c) one (1) Business Day after being sent by nationally recognized overnight delivery service, (d) when sent by facsimile transmission, if the sending facsimile machine receives and prints a confirmation of receipt by the receiving facsimile machine, or (e) upon receipt after being deposited in the United States mail, certified and with proper postage prepaid, addressed as follows:

If to Buyer: Great Lakes Utilities Chair, Great Lakes Utilities 1323 S. 7th Street, PO Box 965 Manitowoc, WI 54221 nkothari@mpu.org	If to Seller: Consolidated Water Power Company 610 High Street Wisconsin Rapids, WI 54495 Attn.: President thomas.scharff@newpagecorp.com

With a courtesy copy to: Richard A. Heinemann Boardman, Suhr, Curry & Field, LLP Suite 410 One South Pinckney Street PO Box 927 Madison, WI 53701-0927 rheinemann@boardmanlawfirm.com

And:

NewPage Corporation

8540 Gander Creek Drive

Miamisburg, OH 45342

Attn: General Counsel

doug.cooper@newpagecorp.com

With a courtesy copy to:

David A. Meisinger, Esq.

Gonzalez Saggio & Harlan LLP

225 E. Michigan Street

Milwaukee, WI 53202

dave_meisinger@gshllp.com

Any Party may change the address to which notices or other communications are to be directed to it by giving notice of the change to the other Party in the manner provided in this Section 10.2. Courtesy copies are for convenience only and failure to provide a courtesy copy does not alter the effectiveness of a notice or other communication given in accordance with this Section 10.2.

10.3 Consents and Approvals. Unless otherwise specifically indicated, wherever the consent or approval of either Party is required or permitted in this Agreement, the consent or approval must be in writing and may not be unreasonably withheld, delayed or conditioned.

10.4 Counterparts. This Agreement may be executed simultaneously in two or more counterparts (which may be by facsimile or electronic transmission), each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.

10.5 Parties in Interest; Assignment. This Agreement and all of the provisions of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by either Party without the prior consent of the other Party.

10.6 No Waiver. Except as otherwise expressly provided in this Agreement, the failure of any Party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part of such provision or the right of that Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

10.7 No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns, and nothing in this Agreement expressed or implied shall give or be construed to give to any Person, other than the Parties and their permitted assigns, any legal or equitable rights under this Agreement, except (i) as otherwise expressly provided in Article 9, and (ii) as expressly provided with respect to NewPage-WI.

10.8 Governing Law. This Agreement shall be construed in accordance with, and the legal relations among the Parties shall be governed by, the Laws of the State of Wisconsin as applicable to agreements executed and fully performed in the State of Wisconsin.

10.9 Consent to Jurisdiction and Venue. Each Party consents to the exclusive jurisdiction and venue of any Federal Court in Wisconsin or any state court located in Milwaukee, Wisconsin for adjudication of any suit, claim, action or other proceeding at law or in equity relating to this Agreement, or to any transaction contemplated by this Agreement. Each Party accepts, generally and unconditionally, the exclusive jurisdiction and venue of the aforesaid courts and waives any objection as to venue, and any defense of forum non conveniens.

10.10 Disclosures and Announcements. Public announcements and releases of information concerning the transactions contemplated in this Agreement by Buyer or Seller, including all regulatory communications, shall be subject to the cooperation and approval of both Parties in all essential respects, except if inconsistent with Buyer’s obligation under Wisconsin’s Public Records Law.

10.11 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, affiliate, agent, attorney or other Representative of Seller, its Affiliates or its Affiliated Interests shall have any liability for any obligations, liabilities or other Losses of Seller under this Agreement or the other documents delivered by Seller in connection with this Agreement, of or for any claim based on, in respect of, or by reason of, the transactions contemplated by this Agreement. No past, present or future director, officer, employee, incorporator, Member, partner, stockholder, affiliate, agent, attorney or other Representative of Buyer or its Affiliates shall have any liability for any obligations, liabilities or other Losses of Buyer under this Agreement or the other documents delivered by Buyer in connection with this Agreement, of or for any claim based on, in respect of, or by reason of, the transactions contemplated by this Agreement.

10.12 Exhibits. The various forms attached as Exhibits are believed by the Parties to be substantially completed and will be modified in writing by the Parties, acting reasonably and in good faith, as needed to reflect additional facts, circumstances and information discovered or developed after the Execution Date and prior to the Closing.

10.13 Guaranty. NewPage-WI shall guarantee to Buyer all obligations of Seller under this Agreement, in the form of Guaranty attached as Exhibit 10.13 (the “Guaranty”).

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers or representatives, as of the day and year first above written.

CONSOLIDATED WATER POWER COMPANY		GREAT LAKES UTILITIES

By:	/s/ Thomas Scharff	By:	/s/ Joseph Pacovsky
Print Name:	Thomas Scharff	Print Name:
Title:	President	Title:

LIST OF EXHIBITS

1.1(A)	Form of Assignment and Assumption Agreement

1.1(B)	Form of Bill of Sale

1.1(C)	Buyer Required Regulatory Approvals

1.1(D)	Forms of Joint Use Agreements *

1.1(E)	Limited CERCLA Waiver *

1.1(F)	Permitted Encumbrances *

1.1(G)	Form of Quitclaim Deeds

1.1(H)	Seller Required Regulatory Approvals

1.1(I)	Form of Services Agreement *

2.1(1)	Real Property *

2.1(2)	Personal Property

2.1(3)	Inventory

2.1(4)	Assumed Agreements

2.1(5)	Transferable Permits

2.1(6)	Transferable Environmental Permits

2.1(8)	Interconnection Facilities and Equipment

2.1(10)	Other Purchased Assets

2.2	Other Excluded Assets

2.3(4)	Assumed Obligation Exception re FERC Licenses

2.3(9)	Other Assumed Obligations

2.8	Allocation of the Purchase Price *

5.9.1	Interconnection Agreement for Biron Facility *

5.9.2	Interconnection Agreement for DuBay Facility *

5.9.3	Interconnection Agreement for Stevens Point Facility *

5.9.4	Interconnection Agreement for Whiting Facility *

5.9.5	Interconnection Agreement for Wisconsin Rapids Facility *

5.9.6	Form of Interconnection Agreement Assignment *

5.14	Separation Description **

10.13	Form of NewPage-WI Guaranty *

*	To be provided after the Execution Date and at or prior to Closing.
**	To be provided at the Execution Date and updated at Closing.

LIST OF SCHEDULES

3.4	Third party consents, notices or filings necessary in conjunction with the sale by Seller

3.5	Exceptions to title to Purchased Assets

3.6.2(A)	Exceptions to Seller’s possession of all required Environmental Permits

3.6.2(B)	List of Environmental Permits held by Seller related to Projects

3.6.3	Environmental Claims

3.6.4	Matters for which Seller has been identified as a potentially responsible party

3.6.5	Releases

3.7	Permits

3.8	Exceptions to operation of Projects in compliance with all Laws, to Seller’s Knowledge

3.9	Litigation

3.12	Existing insurance policies

3.15	Employment Claims

4.4	Third party consents, notices or filings necessary in conjunction with the sale by Buyer

A copy of the Exhibits and Schedules will be furnished supplementally to the Commission upon request.